Exhibit 15.3

Annual Consolidated Financial Statements of Alithya Group inc. For the years ended March 31, 2020, 2019 and 2018

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Alithya Group inc.
Raymond Chabot Grant Thornton LLP
Suite 2000
National Bank Tower
600 De La Gauchetière Street West Montréal, Quebec
H3B 4L8

T 514-878-2691

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Alithya Group inc. (hereafter “the Company”) as of March 31, 2020 and 2019, the related consolidated statements of operations, changes in shareholders’ equity, comprehensive loss, and cash flows for each of the three years in the period ended March 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of March 31, 2020 and 2019, and the results of its consolidated operations and its consolidated cash flows for each of the three years in the period ended March 31, 2020, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.
Adoption of New Accounting Standard
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for leases in 2020 due to the adoption of IFRS 16 – Leases.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial

Member of Grant Thornton International Ltd         rcgt.com

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 3

reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company’s auditor since 2012.

Montréal, Canada,
June 18, 2020

1 CPA auditor, CA public accountancy permit no. A121855

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CONSOLIDATED STATEMENTS OF OPERATIONS

		For the year ended March 31,
(in thousands of Canadian dollars, except per share data)		2020	2019	2018
	Notes	$	$	$
Revenues	2	279,007	209,478	159,290
Cost of revenues	2	196,033	155,202	124,597
Gross margin		82,974	54,276	34,693

Operating expenses
Selling, general and administrative expenses	17	76,782	52,615	31,403
Business acquisitions and integration costs		4,637	5,818	2,079
Depreciation	5, 6	3,368	980	870
Amortization of intangibles	7	11,278	8,092	5,724
Foreign exchange expense (gain)		(161)	(144)	58
Impairment of intangibles and goodwill	7, 8	28,036	—	—
		123,940	67,361	40,134
Operating loss		(40,966)	(13,085)	(5,441)
Financial expenses	18	2,347	2,241	2,097
Gain on sale of subsidiary	3	(681)	—	—
Loss before income taxes		(42,632)	(15,326)	(7,538)
Income tax expense (recovery)
Current	11	237	289	81
Deferred	11	(3,202)	(3,140)	(395)
		(2,965)	(2,851)	(314)
Net loss		(39,667)	(12,475)	(7,224)
Basic and diluted loss per share	15	(0.70)	(0.34)	(0.31)

The accompanying notes are an integral part of these consolidated financial statements.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 5

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

As at		March 31,	March 31,
(in thousands of Canadian dollars)		2020	2019
	Notes	$	$
Assets
Current assets
Cash		8,810	12,801
Short-term deposits		—	1,324
Accounts receivable and other receivables	4	67,662	67,146
Income taxes receivable		2,154	1,217
Unbilled revenue		8,015	7,583
Tax credits receivable		5,889	5,829
Prepaids		3,195	3,166
		95,725	99,066
Non-current assets
Restricted cash		2,212	2,165
Income taxes receivable		136	632
Tax credits receivable		7,015	2,536
Property and equipment	5	7,172	2,339
Right-of-use assets	6	11,492	—
Intangibles	7	51,804	47,551
Deferred tax assets	11	4,652	2,946
Goodwill	8	77,608	79,634
		257,816	236,869

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable and accrued liabilities	9	50,327	48,935
Deferred revenue		9,602	5,998
Current portion of lease liabilities	6	1,559	—
Current portion of long-term debt	10	1,143	1,000
		62,631	55,933
Non-current liabilities
Long-term debt	10	52,086	27,305
Lease liabilities	6	11,673	—
Deferred lease inducements		—	159
Deferred tax liabilities	11	4,057	2,016
		130,447	85,413
Shareholders' equity
Share capital	12	195,335	186,861
Deficit		(78,780)	(39,113)
Accumulated other comprehensive income		6,123	1,469
Contributed surplus		4,691	2,239
		127,369	151,456
		257,816	236,869
Business combinations, divestiture and private placement	3
Commitments and contingencies	13
Subsequent events	23

The accompanying notes are an integral part of these consolidated financial statements.

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CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the year ended March 31 (in thousands of Canadian dollars, except share data)
	Notes	Shares outstanding	Share capital	Deficit	Accumulated other comprehensive income (loss)	Contributed surplus	Total
		Number	$	$	$	$	$
Balance as at March 31, 2019		55,665,476	186,861	(39,113)	1,469	2,239	151,456
Net loss		—	—	(39,667)	—	—	(39,667)
Cumulative translation adjustment on consolidation of foreign subsidiaries		—	—	—	4,654	—	4,654
Total comprehensive loss		—	—	(39,667)	4,654	—	(35,013)
Share-based compensation	12	—	—	—	—	1,050	1,050
Issuance of Subordinate Voting Shares from exercise of stock options	12	53,987	201	—	—	(36)	165
Share-based compensation on shares vested during the year, issued on business acquisitions	12	—	407	—	—	1,461	1,868
Issuance of Subordinate Voting Shares from settlement of DSU	12	5,514	23	—	—	(23)	—
Acquisition of Matricis	3, 12	473,646	1,800	—	—	—	1,800
Acquisition of Alithya Travercent	3, 12	1,274,510	3,870	—	—	—	3,870
Acquisition of Askida	3, 12	600,384	2,173	—	—	—	2,173
Total contributions by, and distributions to, shareholders		2,408,041	8,474	—	—	2,452	10,926
Balance as at March 31, 2020		58,073,517	195,335	(78,780)	6,123	4,691	127,369

Balance as at March 31, 2018		25,951,311	54,251	(23,927)	558	1,144	32,026
Net loss		—	—	(12,475)	—	—	(12,475)
Cumulative translation adjustment on consolidation of foreign subsidiaries		—	—	—	911	—	911
Total comprehensive loss		—	—	(12,475)	911	—	(11,564)
Share-based compensation	12	—	—	—	—	581	581
Issuance of class A shares	12	12,191,433	52,812	—	—	—	52,812
Issuance of class AA shares	12	68,615	309	—	—	—	309
Redemption of class A shares and related share redemption premium	12	(95,970)	(252)	(180)	—	—	(432)
Dividends	12	—	—	(2,531)	—	—	(2,531)
Issuance of Subordinate Voting Shares from exercise of stock options	12	91,739	302	—	—	(58)	244
Exchange of shares pursuant to the Edgewater Transaction
Exchange of shares of Old Alithya for shares of Alithya	12	(38,115,389)	(107,927)	—	—	—	(107,927)
Issuance of Subordinate Voting Shares of Alithya	12	30,946,405	104,412	—	—	—	104,412
Issuance of Multiple Voting Shares of Alithya	12	7,168,984	3,515	—	—	—	3,515
Issuance of shares on business acquisition	3, 12	17,458,348	78,364	—	—	572	78,936
Share-based compensation on shares vested during the year, issued on business acquisitions		—	1,075	—	—	—	1,075
Total contributions by, and distributions to, shareholders		29,714,165	132,610	(2,711)	—	1,095	130,994
Balance as at March 31, 2019		55,665,476	186,861	(39,113)	1,469	2,239	151,456

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CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (CONT’D)

	Notes	Shares outstanding	Share capital	Deficit	Accumulated other comprehensive income (loss)	Contributed surplus	Total
Balance as at March 31, 2017		24,601,490	49,384	(16,738)	(137)	859	33,368
Net loss		—	—	(7,224)	—	—	(7,224)
Cumulative translation adjustment on consolidation of foreign subsidiary		—	—	—	695	—	695
Total comprehensive income		—	—	(7,224)	695	—	(6,529)
Share-based compensation	12	—	—	—	—	289	289
Issuance of Class A shares		344,459	1,309	—	—	—	1,309
Issuance of Class A shares on business acquisition		1,146,707	1,425	—	—	—	1,425
Issuance of Class A shares from the exercise of stock options		2,500	8	—	—	(4)	4
Share-based compensation on shares vested during the year, issued on business acquisitions		—	2,701	—	—	—	2,701
Redemption of Class A shares and related share redemption premium		(143,845)	(576)	35	—	—	(541)
Total contributions by, and distributions to, shareholders		1,349,821	4,867	35	—	285	5,187
Balance as at March 31, 2018		25,951,311	54,251	(23,927)	558	1,144	32,026

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CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

	For the year ended March 31,
(in thousands of Canadian dollars)	2020	2019	2018
	$	$	$
Net loss	(39,667)	(12,475)	(7,224)
Other comprehensive income (loss)
Items that may be classified subsequently to profit or loss
Cumulative translation adjustment on consolidation of foreign subsidiaries	4,654	911	695
	4,654	911	695
Comprehensive loss	(35,013)	(11,564)	(6,529)

The accompanying notes are an integral part of these consolidated financial statements

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CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the year ended March 31,
(in thousands of Canadian dollars)		2020	2019	2018
	Notes	$	$	$
Operating activities
Net loss		(39,667)	(12,475)	(7,224)
Items not affecting cash
Depreciation and amortization		14,646	9,072	6,594
Amortization of deferred lease inducements		—	(69)	(70)
Amortization of finance costs	18	231	144	28
Share-based compensation	12	2,918	1,656	4,163
Unrealized foreign exchange		354	(171)	—
Interest accretion on balances of purchase payable	18	318	211	232
Gain on sale of subsidiary	3	(681)	—	—
Impairment of intangibles and goodwill		28,036	—	—
Deferred taxes		(3,202)	(3,140)	(395)
Changes in non-cash working capital items	19	5,739	(14,801)	(1,638)
		48,359	(7,098)	8,914
Net cash from (used in) operating activities		8,692	(19,573)	1,690

Investing activities
Additions to property and equipment, net of disposals	5, 19	(4,488)	(984)	(463)
Additions to intangibles	7	(49)	(524)	(961)
Short-term deposits		1,324	(1,324)	—
Restricted cash		(47)	(41)	(2,124)
Business acquisitions and divestiture, net of cash acquired	3	(15,166)	24,869	(13,396)
Right-of-use assets		222	—	—
Net cash from (used in) investing activities		(18,204)	21,996	(16,944)

Financing activities
Line of credit and demand loan drawn (repaid)	16	(3,153)	(40,547)	24,066
Increase of long-term debt, net of related transaction costs	16	64,093	29,459	—
Repayment of long-term debt	16	(54,409)	(20,422)	(2,385)
Exercise of stock options		165	244	—
Repayment of lease liabilities		(1,754)	—	—
Payment of dividends and assumed dividend	3, 12	—	(23,972)	—
Share issuance, net of share issue costs	3, 12	—	50,047	8
Share redemption	3, 12	—	(432)	(541)
Net cash from (used in) financing activities		4,942	(5,623)	21,148

Effect of exchange rate changes		579	1,536	2
Net change in cash		(3,991)	(1,664)	5,896
Cash, beginning of year		12,801	14,465	8,569
Cash, end of year		8,810	12,801	14,465
Cash paid (included in cash flow used in operating activities) :
Interest paid		1,562	1,789	897
Income taxes paid		420	308	830

The accompanying notes are an integral part of these consolidated financial statements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
1.GOVERNING STATUTES AND NATURE OF OPERATIONS
Alithya Group inc. (“Alithya” or the “Company”) (formerly 9374-8572 Québec Inc.) was incorporated on March 8, 2018 under the Business Corporations Act (Quebec). The Company was created for the purpose of the business combination (note 3) between Alithya Canada Inc. (formerly Alithya Group Inc.) (“Old Alithya”), incorporated on April 2, 1992 under the Companies Act (Québec), now the Business Corporations Act (Québec), Alithya USA, Inc. (formerly Edgewater Technology, Inc.) (“Edgewater”), a corporation governed under the laws of Delaware and previously listed on the NASDAQ Global Market and 9374-8572 Delaware Inc. (“U.S. Merger Sub”), a corporation governed under the laws of Delaware and a wholly-owned subsidiary of the Company. As of the opening of markets, on November 2, 2018, the Company’s Class A subordinate voting shares (the “Subordinate Voting Shares”) commenced trading on the Toronto Stock Exchange (“TSX”) and on the NASDAQ Capital Market (“NASDAQ”) under the symbol “ALYA”.
The Company and its subsidiaries (the “Group”) are leaders in strategy and digital transformation. Alithya's integrated offering is based on four pillars of expertise: business strategy, application services, enterprise solutions and data and analytics. The Group deploys solutions, services, and skill sets to craft tools tailored to its client’s unique business needs in the financial services, manufacturing, energy, telecommunications, transportation and logistics, professional services, healthcare, and government sectors.
The Company is the Group’s ultimate parent company and its head office is located at 1100, Robert-Bourassa Boulevard, Suite 400, Montréal, Quebec, Canada, H3B 3A5.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PREPARATION
Statement of Compliance
These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
These consolidated financial statements were approved and authorized for issue by the Board of Directors (the “Board”) on June 18, 2020.
Basis of Measurement and Comparative Figures
These consolidated financial statements have been prepared on an accrual basis and under the historical cost basis except for certain assets and liabilities initially recognized in connection with business combinations.
Certain figures have been reclassified to conform to the current year presentation.
PRINCIPLES OF CONSOLIDATION
Subsidiaries
Subsidiaries are entities controlled by the Company. The Company controls an entity when it is exposed or has the right to variable returns from its relationship with the entity and is able to affect those returns through its power over the activities of the entity. The subsidiaries’ financial statements are included in these consolidated financial statements from the date of commencement of control until the date that control ceases.
Subsidiaries’ accounting policies have been adjusted, when necessary, to align with the policies adopted by the Group.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
All intercompany balances and transactions, and any unrealized income and expenses arising from intra-company transactions, are eliminated on consolidation.
These consolidated financial statements include the accounts of the Company and the accounts of its wholly-owned subsidiaries. All subsidiaries have a reporting date of March 31. The Company’s primary subsidiaries are as follows:

		2020	2019
Entity	Jurisdiction	Percentage Ownership	Percentage Ownership

Alithya Canada Inc.	Quebec, Canada	100%	100%
Alithya Consulting Inc.	Quebec, Canada	100%	100%
Alithya Digital Technology Corporation	Ontario, Canada	100%	100%
Alithya Consulting SAS	France	100%	100%
Pro2p Services Conseils Inc.	Canada	100%	100%
Alithya USA, Inc.	Delaware, USA	100%	100%
Alithya Financial Solutions, Inc.	Delaware, USA	100%	100%
Alithya Ranzal LLC	Delaware, USA	100%	100%
Alithya Zero2Ten, Inc.	Delaware, USA	100%	100%
Alithya Fullscope Solutions, Inc.	Delaware, USA	100%	100%
Zero2Ten EMEA Limited	United Kingdom	-	100%
Alithya Solutions Canada Inc.	Canada	100%	100%
Matricis Informatique Inc.	Quebec, Canada	100%	-
Alithya Travercent LLC	Texas, USA	100%	-
Alithya Askida Consulting Services Inc.	Quebec, Canada	100%	-
Alithya Askida Solutions Inc.	Quebec, Canada	100%	-

BUSINESS COMBINATIONS
The Group accounts for its business combinations using the acquisition method. Under this method the consideration transferred is measured at fair value. Acquisition-related and integration costs associated with the business combination are expensed as incurred. The Group recognizes goodwill as the excess of the cost of the acquisition over the net identifiable tangible and intangible assets acquired and liabilities assumed at their acquisition date fair values and any non-controlling interest in the acquiree. The fair value allocated to tangible and intangible assets acquired and liabilities assumed are based on management’s assumptions, including assumptions that would be made by market participants, acting in their economic best interest. These assumptions include the future expected cash flows arising from the intangible assets identified. The goodwill recognized is composed of the future economic value associated to acquired work force and any identified synergies with the Group’s operations which are primarily due to reduction of costs and new business opportunities. The determination of fair value involves making estimates relating to acquired intangible assets, property and equipment, litigation, provision for estimated losses on revenue-generating contracts, other onerous contracts, tax and other contingency reserves. Estimates include the forecasting of future cash flows and discount rates. Subsequent changes in fair values are adjusted against the cost of acquisition, if they qualify as measurement period adjustments. The measurement period is the period between the date of acquisition and the date where all significant information necessary to determine the fair values is available, not to exceed 12 months. All other subsequent changes are recognized in the consolidated statements of operations.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
TRANSLATION OF FOREIGN CURRENCIES
The Group’s consolidated financial statements are presented in Canadian dollars, which is also the parent company’s functional currency. Each entity in the group determines its own functional currency and items included in the consolidated financial statements of each entity are measured using that functional currency. Functional currency is the currency of the primary economic environment in which the entity operates.
Foreign currency transactions and balances
Revenue, expenses and non-monetary assets and liabilities denominated in foreign currencies are recorded at the rate of exchange prevailing at the transaction date, except for non-monetary items measured at fair value, which are translated using the exchange rates at the date when the fair value was determined. Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates prevailing at the reporting date. Unrealized and realized translation gains and losses, resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency, are reflected in the consolidated statements of operations.
Foreign operations
In the Group’s consolidated financial statements, all assets, liabilities and transactions of Group entities with a functional currency other than the Canadian dollar are translated into Canadian dollars upon consolidation. The functional currencies of entities within the Group have remained unchanged during the reporting period. Upon consolidation, assets and liabilities have been translated into Canadian dollars at the closing rate at the reporting date. Goodwill and fair value adjustments arising from the acquisition of a foreign entity have been treated as assets and liabilities of the foreign entity and translated into Canadian dollars at the closing rate. Revenue and expenses have been translated into Canadian dollars at the average rate over the reporting period. Exchange differences are charged or credited to other comprehensive income and recognized in the currency translation reserve in equity. On disposal of a foreign operation, the related cumulative translation differences recognized in equity are reclassified to the consolidated statements of operations and are recognized as part of the gain or loss on disposal.
SEGMENTED REPORTING
An operating segment is a component of the Group that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to the transactions with any of the Group’s other segments.
Based on the information received and analyzed by the decision-makers on a regular basis, the Group has determined that it has a single reportable segment.
REVENUE RECOGNITION, UNBILLED REVENUE AND DEFERRED REVENUE
The Group generates revenue principally through the provision of consulting services in the areas of information technology including systems implementation and strategy. These services are provided under arrangements with varying pricing mechanisms.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
To determine whether to recognize revenue, the Group follows a 5-step process:
•Identifying the contract with a customer;
•Identifying the performance obligations;
•Determining the transaction price;
•Allocating the transaction price to the performance obligations; and
•Recognizing revenue when/as performance obligation(s) are satisfied.
The total transaction price for a contract is allocated amongst the various performance obligations based on their relative stand-alone selling prices. Revenue is recognized either at a point in time or over time, when (or as) the Group satisfies performance obligations by transferring the promised goods or services to its customers.
The Group recognizes contract liabilities for consideration received in respect of unsatisfied performance obligations and reports these amounts as other liabilities in the statement of financial position. Similarly, if the Group satisfies a performance obligation before it receives the consideration, the Group recognizes either a contract asset or a receivable in its statement of financial position, depending on whether something other than the passage of time is required before the consideration is due.
Certain of the Group’s arrangements may include client acceptance clauses. Each clause is analyzed to determine whether the earnings process is complete when the service is performed. Formal client sign-off is not always necessary to recognize revenue, provided that the Group objectively demonstrates that the criteria specified in the acceptance provisions are satisfied. Some of the criteria reviewed include historical experience with similar types of arrangements, whether the acceptance provisions are specific to the client or are included in all arrangements, the length of the acceptance term and historical experience with the specific client.
Time and materials arrangements - Revenue from consulting services and systems implementations under time and materials arrangements is recognized as the services are rendered.
Fixed-fee arrangements - Revenue from consulting services and systems implementations under fixed-fee arrangements where the outcome of the arrangements can be estimated reliably is recognized using the percentage-of-completion method over the service periods. The Group primarily uses labour costs or labour hours to measure the progress towards completion. This method relies on estimates of total expected labour costs or total expected labour hours to complete the service, which are compared to labour costs or labour hours incurred to date, to arrive at an estimate of the percentage of revenue earned to date. Management regularly reviews underlying estimates of total expected labour costs or hours. If the outcome of an arrangement cannot be estimated reliably, revenue is recognized to the extent of arrangement costs incurred that are likely to be recoverable.
Unbilled revenue and deferred revenue - Amounts recognized as revenue in excess of billings are classified as unbilled revenue. Amounts received in advance of the performance of services are classified as deferred revenue.
Retainer based arrangements - The client pays a recurring fee in exchange for a monthly recurring service (typically support). The revenue for these arrangements is recognized over time (using an hours-based input method). Revenue recognition over time is based on customer simultaneously receiving and consuming the benefit of the services provided.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
Estimated losses on revenue-generating contracts - Estimated losses on revenue-generating contracts may occur due to additional contract costs which were not foreseen at the inception of the contract. Contract losses are measured at the amount by which the estimated total costs exceed the estimated total revenue from the contract. The estimated losses on revenue-generating contracts are recognized in the period when it is determined that a loss is probable. The expected loss is first applied to impair the related capitalized contract costs, if any, with the excess recorded in accounts payable and accrued liabilities. Management regularly reviews arrangement profitability and underlying estimates.
Software revenue - Software revenue is generated from the resale of certain third-party off-the-shelf software and maintenance. The majority of the software sold by the Group is delivered electronically. For software that is delivered electronically, the Group considers transfer of control to have occurred when the customer either (a) takes possession of the software via a download (that is, when the customer takes possession of the electronic data on its hardware), or (b) has been provided with access codes that allow the customer to take immediate possession of the software on its hardware pursuant to an agreement or purchase order for the software. In all instances, the resale of third-party software and maintenance is recorded on a net basis. Group created software, and the associated maintenance, is reported on a gross basis, however it is immaterial in all periods presented.
Third party software and maintenance revenue are recognized upon delivery of the software, as all related warranty and maintenance is performed by the primary software vendor and not the Group.
The Group enters into arrangements with multiple performance obligations which typically include software, post-contract support (or maintenance), and consulting services. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price basis. The Group has determined standalone selling price for each of the performance obligations in connection with the evaluation of arrangements with multiple performance obligations. The Group has established standalone selling price for consulting services based on a stated and consistent rate per hour range in standalone transactions. The Group has established standalone selling price for software through consistent stated rates for software components. The Group has established standalone selling price for maintenance based on observable prices for standalone renewals.
FINANCIAL INSTRUMENTS
Recognition and Derecognition
Financial assets and financial liabilities are recognized when the Group becomes a party to the contractual provisions of the financial instrument.
Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and substantially all the risks and rewards are transferred. A financial liability is derecognized when it is extinguished, discharged, cancelled or expires.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
Classification and Initial Measurement of Financial Assets
Except for those accounts receivables and other receivables that do not contain a significant financing component and are measured at the transaction price in accordance with IFRS 15, all financial assets are initially measured at fair value adjusted for transaction costs (where applicable).
Financial assets, other than those designated and effective as hedging instruments, are classified into the following categories:
•amortized cost;
•fair value through profit or loss (FVTPL); and
•fair value through other comprehensive income (FVOCI).
In the years presented, the Company does not have any financial assets categorized as FVOCI or FVTPL.
The classification is determined by both:
•the entity’s business model for managing the financial asset; and
•the contractual cash flow characteristics of the financial asset.
All income and expenses relating to financial assets that are recognized in profit or loss presented within financial expense, except for impairment of accounts receivables and other receivables, which is presented within selling, general and administrative expenses.
Subsequent measurement of financial assets
Financial assets at amortized cost
Financial assets are measured at amortized cost if the assets meet the following conditions (and are not designated as FVTPL):
•they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows; and
•the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding.
After initial recognition, these are measured at amortized cost using the effective interest method. Discounting is omitted where the effect of discounting is immaterial. The Group’s cash, restricted cash, short-term deposits and accounts receivable and other receivables fall into this category of financial instruments.
Impairment of financial assets and unbilled revenues
IFRS 9’s impairment requirements use forward-looking information to recognize expected credit losses – the ‘expected credit loss (ECL) model’. Instruments within the scope of IFRS 9’s impairment requirements included loans and other debt-type financial assets measured at amortized cost and FVOCI, accounts receivables and other receivables recognized and measured under IFRS 15 and loan commitments and some financial guarantee contracts (for the issuer) that are not measured at fair value through profit or loss.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 16

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
The Group considers a range of information when assessing credit risk and measuring expected credit losses, including past events, current conditions, reasonable and supportable forecasts that affect the expected collectability of the future cash flows of the instrument.
In applying this forward-looking approach, a distinction is made between:
•financial instruments that have not deteriorated significantly in credit quality since initial recognition or that have low credit risk (‘Stage 1’) and
•financial instruments that have deteriorated significantly in credit quality since initial recognition and whose credit risk is not low (‘Stage 2’).
‘Stage 3’ would cover financial assets that have objective evidence of impairment at the reporting date.
‘12-month expected credit losses’ are recognized for the first category while ‘lifetime expected credit losses’ are recognized for the second category. Measurement of the expected credit losses is determined by a probability-weighted estimate of credit losses over the expected life of the financial instrument.
The maximum period considered when estimating ECLs is the maximum contractual period over which the Group is exposed to credit risk.
Accounts Receivable and Other Receivables and Unbilled Revenues
The Group makes use of the simplified approach in accounting for accounts receivable and other receivables and unbilled revenues and records the loss allowance as lifetime expected credit losses. These are the expected shortfalls in contractual cash flows, considering the potential for default at any point during the life of the financial instrument. In calculating, the Group uses its historical experience, external indicators and forward-looking information to calculate the expected credit losses using a provision matrix.
The Group assesses impairment of accounts receivables and other receivables on a collective basis as they possess shared credit risk characteristics. They have been grouped based on the days past due.
Classification and measurement of financial liabilities
The Group’s financial liabilities include trade accounts payable and accrued liabilities, lease liabilities and long-term debt.
Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs unless the Group designated a financial liability at fair value through profit or loss.
Subsequently, financial liabilities are measured at amortized cost using the effective interest method and financial liabilities designated at FVTPL, which are carried subsequently at fair value with gains or losses recognized in profit or loss.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
All interest-related charges and, if applicable, changes in an instrument’s fair value are reported in the consolidated statements of operations within financial expenses.
Transaction Costs
Transaction costs related to financial assets classified as fair value through profit and loss are expensed as incurred. Transaction costs related to loans and receivables and liabilities are considered as part of the carrying value of the asset or liability and are then amortized over the expected life of the instrument using the effective interest rate method.
Financial Income and Expenses
Financial income includes interest income on cash and short-term deposits. Interest income is recognized as it accrues in earnings, using the effective interest method. Financial expenses include interest expense on borrowings, effective interest on non-interesting bearing vendor financing arising from business combinations, amortization of unwinding of the discount on provisions, impairment losses recognized on financial assets and other interest and bank charges.
EARNINGS PER SHARE
Basic earnings (loss) per share is calculated by dividing the net earnings (loss) attributable to the holders of Common Shares (as defined further herein) by the weighted average number of Common Shares outstanding during the period, including the effect of stock options exercised and deferred share units. The net earnings (loss) attributable to the holders of Common Shares corresponds to the net earnings (loss) adjusted by deducting earnings allocated to preferred shares.
Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the weighted average number of additional Common Shares that would have been outstanding assuming the conversion of all dilutive potential equity instruments.
Dilutive potential outstanding stock options include the total number of additional Common Shares that would have been issued by the Company assuming stock options with exercise prices below the average market price for the year were exercised and reduced by the number of shares that the Company could have repurchased if it had used the assumed proceeds from the exercise of stock options to repurchase them on the open market at the average share price for the period.
“Common Shares” include the Subordinate Voting Shares and Multiple Voting Shares (as defined further herein) starting November 1, 2018 and Class A and Class AA shares prior to November 1, 2018.
RESTRICTED CASH
Restricted cash represents amounts held in trust as required by contractual obligations arising from business acquisitions. Restricted cash that is not expected to become unrestricted within the next twelve months is included in non-current assets on the statements of financial position.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
GOVERNMENT ASSISTANCE - TAX CREDITS
Certain subsidiaries are eligible for research and development (“R&D”) activities and tax credits for the development of e-business. These tax credits are accounted for as government assistance, following the income approach. Under this method, tax credits are recorded when there is reasonable assurance that the assistance will be received and that the subsidiary will comply with all relevant conditions. Tax credits related to operating expenditures are then recorded as a reduction of the related expense and recognized in the period in which the related expenditures are charged to operations. Tax credits related to capital expenditures are recorded as a reduction of the cost of the related asset.
The tax credits recorded are based on management's best estimates of amounts expected to be received and are subject to audit by the tax authorities.
The ultimate tax treatment is only determinable once a notice of assessment is issued by the relevant taxation authority and payment has been received. Any differences arising between the final resolution and the original assumptions made may result in adjustments to the tax credits receivable and income tax expense in subsequent periods.
PROPERTY AND EQUIPMENT (“P&E”)
Property and equipment are recorded at cost and amortized over their estimated useful lives, using the following methods:

	Method	Rates
Furniture, fixtures and equipment	Declining balance	20%
Computer equipment	Declining balance	30%
Leasehold improvements	Straight line	Over the term of the lease

The residual value, depreciation method and useful life of each asset are reviewed at least once a year, at the reporting date.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
INTANGIBLES
Intangible assets consist mainly of customer relationships, non-compete agreements, internal-use business solutions and software licenses and tradenames. Internal use business solutions and software licenses (“Software”) are recorded at cost. In addition, internal-use business solutions developed internally are capitalized when they meet specific capitalization criteria related to technical and financial feasibility and when the Group demonstrates its ability and intention to use them. Amortization of internal-use business solutions commences once the solution is available for use. Customer relationships, internal-use business solutions and software licenses acquired through business combinations are initially recorded at their fair value. The Group amortizes its intangible assets using the straight-line method over their estimated useful lives, as follows :

	Method	Period
Customer relationships	Straight line	3 - 10 years
Non-compete agreements	Straight line	3 - 10 years
Software	Straight line	3 years
Tradenames	-	Indefinite

The residual value, depreciation method and useful life of each asset are reviewed at least once a year, at the reporting date.
GOODWILL
Goodwill represents the excess of the cost of an acquisition over the fair value of the Group's share of the net identifiable assets of the acquired subsidiary at the date of acquisition and it is measured net of accumulated impairment losses. Goodwill is not amortized, but instead tested for impairment annually, or more frequently, should events or changes in circumstances indicate that the goodwill may be impaired.
IMPAIRMENT OF P&E, RIGHT-OF-USE ASSETS, INTANGIBLES AND GOODWILL
Timing of impairment testing
The carrying amounts of the Group's P&E, right-of-use assets, intangible assets and goodwill are reviewed for impairment when events or changes in circumstances indicate that the carrying value may be impaired. At each reporting date, the Group assesses whether there is any indication of impairment. If any such indication exists, then the asset's recoverable amount is estimated. For goodwill, and intangible assets that have indefinite useful lives or that are not yet available for use, the impairment is tested at least annually, typically as at March 31.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
Impairment testing
The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs of disposal. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the "cash-generating unit", or "CGU"). For the purposes of goodwill impairment testing, goodwill acquired in a business combination is allocated to the CGU, or the group of CGUs, that is expected to benefit from the synergies of the combination. This allocation is subject to an operating segment ceiling test and reflects the lowest level at which that goodwill is monitored for internal reporting purposes. An impairment loss is recognized if the carrying amount of an asset or its CGU exceeds its estimated recoverable amount. Impairment losses are recognized in consolidated earnings. Impairment losses recognized in respect of CGUs that include goodwill are allocated first to reduce the carrying amount of any goodwill allocated to the units, and then to reduce the carrying amounts of the other assets in the unit (group of units) on a pro rata basis not beyond the highest of:
•The fair value less costs of disposal; and
•Value in use of the individual asset, if determinable.
An impairment loss in respect of goodwill is not reversed. In respect of other assets, impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.
PROVISIONS
Provisions are recognized when the Group has a present legal or constructive obligation as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The Group’s provisions may consist of litigation and claim provisions arising in the ordinary course of business and decommissioning liabilities for operating leases of office buildings. The Group may record restructuring provisions related to business combinations and termination of employment costs incurred as part of the Group's productivity improvement initiatives. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. Provisions are discounted using a current pre-tax rate when the impact of the time value of money is material. The increase in the provision due to the passage of time is recognized as a finance cost. The accrued litigation and legal claim provisions are based on historical experience, current trends and other assumptions that are believed to be reasonable under the circumstances. Estimates include the period in which the underlying cause of the claim occurred and the degree of probability of an unfavorable outcome.
In the case of decommissioning liabilities pertaining to operating leases of buildings where certain arrangements require premises to be returned to their original state at the end of the lease term, the provision is determined using the present value of the estimated future cash outflows.
Restructuring provisions, consisting primarily of severance, are recognized when a detailed formal plan identifies the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs, appropriate timelines and has been communicated to those affected by it.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 21

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
INCOME TAXES
Income taxes are accounted for using the liability method of accounting.
Current income taxes are recognized with respect to the amounts expected to be paid or recovered under the tax rates and laws that have been enacted or substantively enacted at the reporting date. Deferred income tax assets and liabilities are determined based on deductible or taxable temporary differences between the amounts reported for financial statement purposes and tax values of the assets and liabilities using enacted or substantively enacted tax rates that will be in effect for the year in which the differences are expected to be recovered or settled. Deferred income tax assets and liabilities are recognized in earnings, other comprehensive income or in equity based on the classification of the item to which they relate.
Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill.
Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.
A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.
SHARE CAPITAL
Common Shares and preferred shares that are not redeemable or are redeemable only at the Group's option are classified as equity. Incremental costs directly attributable to the issue of Common Shares and preferred shares and stock options are recognized as a deduction from equity, net of any tax effects. Dividends payable by the Company to its Common Shares and preferred shareholders, which are determined at the discretion of the Board and in accordance with the terms of each category of preferred shares (notes 12), are recorded when declared. Dividends on Common Shares and preferred shares are recognized as distributions within equity. When share capital recognized as equity is repurchased, the amount of the consideration paid, which includes directly attributable costs, net of any tax effects, is recognized as a deduction from share capital for the shares' assigned value, any excess being allocated to contributed surplus to the extent that contributed surplus was created by a net excess of proceeds over cost on cancellation or resale of shares of the same class (charged to retained earnings if no contributed surplus for the same class of shares exists), and any discount being assigned to contributed surplus. Repurchased shares are made available to eligible employees for purchase at the price (fair value) then in effect, in the context of the share purchase plan described in note 12.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
SHARE-BASED COMPENSATION PLANS
Share purchase plan
The Company operates a share purchase plan for eligible employees of the Company and its subsidiaries. Under this plan, the Group matches the contributions made by employees up to a maximum percentage of the employee's salary. The Group’s contributions to the plan are recognized in salaries within cost of revenues and selling, general and administrative.
Long-term incentive plan
The Company operates a long-term incentive plan for eligible employees and directors of the Company and its subsidiaries which provides for various types of awards.
Stock options
Stock option expense is based on the grant date fair value of the stock option expected to vest over the vesting period. Forfeitures are estimated at the time of the grant and are included in the measurement of the expense and are subsequently adjusted to reflect actual events. For stock options with graded vesting, the fair value of each tranche is recognized on a straight-line basis over its vesting period.
Any consideration paid by participants on exercise of stock options is credited to capital stock together with any related share-based compensation expense originally recorded in contributed surplus. If the amount of the tax deduction (or estimated future tax deduction) exceeds the amount of the related cumulative remuneration expense for stock options, this indicates that the tax deduction relates not only to remuneration expense but also to an equity item. In this situation, the Company recognizes the excess of the associated current or deferred tax to contributed surplus prior to an award being exercised, and any such amounts are transferred to capital stock upon exercise of the stock options.
Deferred share units (“DSU”)
DSU are settled in Subordinate Voting Shares of the Company and the expense is based on the grant date fair value of the awards with a corresponding adjustment through contributed surplus.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
SIGNIFICANT MANAGEMENT JUDGEMENT IN APPLYING ACCOUNTING POLICIES AND ESTIMATION UNCERTAINTY
The preparation of these consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the amounts reported as assets, liabilities, income and expenses in the consolidated financial statements. Actual results could differ from those estimates.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which they occur and in any future periods affected.
Assessment of COVID-19 impact
As a result of the continued and uncertain economic and business impact of the COVID-19 pandemic, the Group has reviewed its estimates, judgments and assumptions used in the preparation of its consolidated financial statements, including the determination of whether indicators of impairment exist for its tangible and intangible assets, including goodwill, the credit risk of its counterparties, and the estimates and judgments used for the measurement of its deferred tax assets.
Due to the pandemic and the significantly increased uncertainty surrounding global economic conditions in general, and the outlook of the Company’s clients’ different markets and industries in particular, the Group has made revisions to estimates and assumptions used in the determination of impairment of goodwill (note 8) to reflect the increased uncertainty and risks.
As the situation is dynamic and the impact of COVID-19 on the Group’s operations and financial conditions will be impacted by the duration of government-mandated measures and overall customer demand, revisions may be required in future periods to estimates and assumptions. Although management expects COVID-19 related disruptions to continue during fiscal 2021, management believes that the Group’s long-term estimates and assumptions do not require further revisions, however we continue to monitor and evaluate the situation and its impact on the Group’s business.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 24

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
Information related to critical judgements required in applying accounting policies that have the most significant effect on the amounts recognized in the consolidated financial statements is included in the following note:
•Revenue recognition – please refer to Fixed-fee arrangements;
•Determination of the aggregation of operating segments - the Group uses judgment in the aggregation of operating segments for financial reporting and disclosure purposes. The Group has examined its activities and has determined that it has one single reportable segment due to similar characteristics including the nature of services provided to its customers, types of customers comprising its customer base and the regulatory environment in which the Group operates (note 20); and
•Income taxes (note 11);
Information related to assumptions and estimation uncertainties described below with a significant risk of resulting in material adjustments within the next year are included within the following notes:
•Tax credits – please refer to GOVERNMENT ASSISTANCE - TAX CREDITS;
•Impairment considerations on long-lived assets and goodwill, particularly future cash flows and cost of capital (notes 5 to 8);
•Fair value measurement – management uses valuation techniques to determine the fair value of financial instruments and non-financial assets, where active market quotes are not available. These techniques involve the development of estimates and assumptions to determine how a market participant would price the instrument. Management bases its assumptions on observable data to the extent available. In the absence of observable data, management uses the best information available. Estimated fair values may vary from actual prices obtained in an arm’s length transaction at the reporting date;
•Business combinations, divestiture and private placement (note 3);
•Useful lives of depreciable assets (notes 5, 6 and 7);
•Right-of-use assets and lease liabilities (note 6);
•Deferred tax assets (note 11);
•Share-based compensation (note 12); and
•Provisions (note 9).
NEW STANDARDS AND INTERPRETATIONS ADOPTED AS AT APRIL 1, 2019
IFRS 16 – Leases
Adoption
IFRS 16 - Leases replaces IAS 17 - Leases along with three interpretations (IFRIC 4 - Determining whether an Arrangement Contains a Lease, SIC 15 - Operating Leases - Incentives and SIC 27 - Evaluating the Substance of Transactions Involving the Legal Form of a Lease). The new standard has been applied using the modified retrospective approach, with the cumulative effect of adopting IFRS 16, if any, being recognized in equity as an adjustment to the opening balance of deficit for the current period. Prior periods have not been restated.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
In applying IFRS 16 – Leases for the first time, the Group has used the following practical expedients permitted by the standard:
•applying the definition of a lease from IAS 17 and IFRIC 4, for contracts in place at the date of the initial application, and has not applied IFRS 16 to arrangements that were previously not identified as leases under IAS 17 and IFRIC 4;
•excluding initial direct costs from the measurement of the right-of-use assets at the date of initial application;
•measuring the right-of-use assets at an amount equal to the lease liability adjusted for any prepaid or accrued lease payments that existed at the date of transition;
•relying on the assessment of whether leases are onerous immediately before the date of initial application as an alternative to performing an impairment review;
•excluding from the recognition of right-of-use assets all leases previously accounted for as operating leases with a remaining lease term of less than 12 months and all leases of low-value assets but to account for the lease expense on a straight-line basis over the remaining lease term;
•using hindsight, such as in determining the lease term if the contract contains options to extend or terminate the lease; and
•applying a single discount rate to a portfolio of leases with reasonably similar characteristics.
On transition to IFRS 16, the weighted average incremental borrowing rate applied to lease liabilities recognized under IFRS 16 was 4.16%.
The following is a reconciliation of the financial statement line items from IAS 17 to IFRS 16 as at April 1, 2019.

	Carrying amount as at March 31, 2019	Reclassification	Remeasurement	IFRS 16 carrying amount as at April 1, 2019
	$	$	$	$
Right-of-use assets	—	(159)	6,668	6,509
Deferred lease inducements	(159)	159	—	—
Lease liabilities	—	—	(6,668)	(6,668)

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
The following is a reconciliation of total operating lease commitments as at March 31, 2019 to the lease liabilities recognized as at April 1, 2019.

$
Total operating lease commitments disclosed as at March 31, 2019	14,228
Recognition exemptions:
Variable payments	(6,426)
Leases with remaining lease term of less than 12 months	(119)
Operating lease liabilities before discounting	7,683
Discounted using incremental borrowing rate	(1,015)
Total lease liabilities recognized under IFRS 16 as at April 1, 2019	6,668

Policy applicable from April 1, 2019
The Group as a lessee
For any new contracts entered into on or after April 1, 2019, the Group considers whether a contract is, or contains a lease. A lease is defined as a “contract, or part of a contract, that conveys the right to use an asset (the underlying asset) for a period of time in exchange for consideration”. To apply this definition, the Group assesses whether the contract meets three key evaluations which are whether:
•the contract contains an identified asset, which is either explicitly identified in the contract or implicitly specified by being identified at the time the asset is made available to the Group;
•the Group has the right to obtain substantially all of the economic benefits from use of the identified asset throughout the period of use, considering its rights within the defined scope of the contract; and
•the Group has the right to direct the use of the identified asset throughout the period of use. The Group assesses whether it has the right to direct “how and for what purpose” the asset is used throughout the period of use.
Measurement and recognition of leases as a lessee
At lease commencement date, the Group recognizes a right-of-use asset and a lease liability on the statement of financial position. The right-of-use asset is measured at cost, which is made up of the initial measurement of the lease liability, any initial direct costs incurred by the Group, an estimate of any costs to dismantle and remove the asset at the end of the lease, and any lease payments made in advance of the lease commencement date (net of any incentives received).
The Group depreciates the right-of-use assets on a straight-line basis from the lease commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The Group also assesses the right-of-use asset for impairment when such indicators exist.
At the commencement date, the Group measures the lease liability at the present value of the lease payments unpaid at that date, discounted using the interest rate implicit in the lease if that rate is readily available or the Group’s incremental borrowing rate.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
Lease payments included in the measurement of the lease liability are made up of fixed payments (including in-substance fixed payments), variable payments based on an index or rate, amounts expected to be payable under a residual value guarantee and payments arising from options reasonably certain to be exercised. The Group has elected not to recognize separately non-lease components of leases for office space (buildings). Accordingly, lease payments and the lease liability include payments relating to lease and non-lease components.
Subsequent to initial measurement, the liability will be reduced for payments made and increased for interest. It is remeasured to reflect any reassessment or modification, or if there are changes in in-substance fixed payments.
When the lease liability is remeasured, the corresponding adjustment is reflected in the right-of-use asset, or net loss if the right-of-use asset is already reduced to zero.
The Group has elected to account for short-term leases and leases of low-value assets using the practical expedients. Instead of recognizing a right-of-use asset and lease liability, the payments in relation to these are recognized as an expense in the consolidated statements of operations on a straight-line basis over the lease term.
The Group as a lessor
The accounting policy under IFRS 16 for lessors has not changed.
As a lessor, the Group classifies its leases as either operating or finance leases.
A lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to ownership of the underlying asset, and classified as an operating lease if it does not.
Policy applicable before April 1, 2019
The Group as a lessee
Leases were classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases were classified as operating leases.
Lease payments under operating leases were charged to the consolidated statements of operations on a straight-line basis over the lease term. Operating lease incentives, typically for premises, were recognized as a reduction in the rental expense over the lease term and recorded on the statements of financial position as deferred lease inducements.
Rental income, including contingent rent, from operating leases is recognized over the term of the contract and is reflected in revenue. Contingent rent may arise when payments due under contracts are not fixed in amount but vary based on future amount of usage.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’D)
FUTURE ACCOUNTING STANDARDS
At the date of authorization of these consolidated financial statements, certain new standards, amendments and interpretations, and improvements to existing standards have been published by the IASB but are not yet effective and have not been adopted early by the Group. Management anticipates that all the relevant pronouncements will be adopted in the first reporting period following the date of application. Information on new standards, amendments and interpretations, and improvements to existing standards, which could potentially impact the Group’s consolidated financial statements, are detailed as follows:
Classification of Liabilities as Current or Non-current (Amendments to IAS 1)
On January 23, 2020, the IASB issued amendments to IAS 1 - Presentation of Financial Statements, to clarify the classification of liabilities as current or non-current. The amendments are effective for annual periods beginning on or after January 1, 2022. Early adoption is permitted.
For the purposes of non-current classification, the amendments removed the requirement for a right to defer settlement or roll over of a liability for at least twelve months to be unconditional. Instead, such a right must have substance and exist at the end of the reporting period.
The amendments also clarify how a company classifies a liability that includes a counterparty conversion option. The amendments state that:
•settlement of a liability includes transferring a company’s own equity instruments to the counterparty; and
•when classifying liabilities as current or non-current a company can ignore only those conversion options that are recognized as equity.
Management is currently assessing but has not yet determined the impact of this new standard on the Group’s consolidated financial statements.
Certain other new standards and interpretations have been issued but are not expected to have a material impact on the Group’s consolidated financial statements.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT
Matricis Informatique Inc.
Overview
On October 1, 2019, the Company acquired 100% of the issued and outstanding shares of Matricis Informatique Inc. (“Matricis’) (the “Matricis Acquisition”), a Canadian consulting firm specializing in advanced applications and systems using techniques derived from the Internet of Things (IoT), Artificial Intelligence (AI), a combination of the aforementioned (AIoT), as well as operational intelligence in the healthcare, industrial, and financial sectors.
The Matricis Acquisition was completed for total consideration of $7,200,000, consisting of $3,600,000 in cash, payable in two equal instalments on October 1, 2019, subject to working capital adjustments and other adjustments as necessary, and October 1, 2022 and $3,600,000, in aggregate, in share consideration payable by way of 947,292 Subordinate Voting Shares, of which 473,646 were issued on October 1, 2019 and 473,646 will be issued in equal portions on October 1, 2020, 2021 and 2022. The Subordinate Voting Shares to be issued on October 1, 2020 and subsequently, having a value of $1,800,000, in aggregate, will be recognized as share-based compensation over three years.
The fair value of the assets acquired, liabilities assumed, and the purchase consideration is preliminary pending completion of their valuation. Should new information, obtained within one year of the date of acquisition, about the facts and circumstances that existed at the date of the Matricis Acquisition, result in adjustments to the below amounts, or require additional provisions for conditions that existed at the date of the Matricis Acquisition, the fair value will then be revised. The Matricis Acquisition is being accounted for using the acquisition method of accounting.
For the year ended March 31, 2020, the Company incurred acquisition-related costs of approximately $157,000. These costs have been recorded in the consolidated statement of operations in business acquisitions and integration costs.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
Purchase Price Allocation
The preliminary allocation of the fair value of the assets acquired and the liabilities assumed is detailed as follows:

Acquisition of Matricis	$
Current assets
Cash	467
Accounts receivable and other receivables	584
Unbilled revenue	288
Prepaids	94
1,433
Non-current assets
Property and equipment	85
Tax credits receivable	1,059
Deferred tax assets	111
Intangibles	1,820
Goodwill	2,566
Total assets acquired	7,074

Current liabilities
Accounts payable and accrued liabilities	596
Deferred revenue	415
Current portion of long-term debt	544
1,555
Non-current liabilities
Deferred lease inducements	6
Deferred tax liabilities	624
Total liabilities assumed	2,185

Net assets acquired	4,889

Goodwill
The goodwill recognized consists mainly of the future economic value attributable to the profitability of the acquired business, as well as its workforce. The Company does not expect any of the goodwill to be deductible for income tax purposes.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
Consideration paid
The following table summarizes the acquisition date fair value of each class of consideration:

Acquisition of Matricis	$
Cash paid	1,578
Issuance of 473,646 Subordinate Voting Shares (note 12)	1,800
Balance of purchase payable (note 10)	1,511
Total consideration	4,889

Matricis’ contribution to the Group’s results
The Matricis business contributed revenues of approximately $2,497,000, a gross margin of $1,100,000 and a loss before income taxes of $84,000 to the Group for the period October 1, 2019 to March 31, 2020. If the acquisition had occurred on April 1, 2019, consolidated pro-forma revenue, gross margin and loss before income taxes for the year ended March 31, 2020 would have been $4,824,000, $2,028,000 and $144,000, respectively. These amounts have been calculated using Matricis’ results and adjusting for:
•differences in accounting policies between the Group and Matricis;
•the removal of transaction costs incurred by Matricis from April 1, 2019 to September 30, 2019; and
•the additional amortization that would have been charged assuming the fair value adjustments to intangibles had been applied from April 1, 2019.
Alithya Travercent LLC
Overview
On December 13, 2019, the Company acquired 100% of the issued and outstanding membership interest of Travercent LLC (the “Travercent Acquisition”), a US-based cloud-focused Enterprise Resource Planning (“ERP”) consulting group specialized in the healthcare sector, now known as Alithya Travercent LLC (“Alithya Travercent”). Alithya Travercent's competencies include implementing Oracle's cloud ERP, Human Capital Management (“HCM”), Enterprise Performance Management (“EPM”) and Business Intelligence (“BI”) applications. Alithya Travercent has also developed a cloud solution named CAPSURE RFTM, an Oracle cloud extension that optimizes material management processes, of healthcare providers, for supply chain management and point of use.
The Travercent Acquisition was completed for total consideration of US$19,500,000 ($25,802,849), consisting of US$13,650,000 ($18,061,994), in cash, payable in two equal instalments on December 13, 2019, subject to working capital and other adjustments as necessary, and December 13, 2022 and US$5,850,000 ($7,740,855), in aggregate, in share consideration payable by way of Subordinate Voting Shares, of which 1,274,510 were issued on December 13, 2019 (the "Closing Share Consideration") with a value of US$2,925,000 ($3,870,427) and a number of Subordinate Voting Shares on each of December 13, 2020, 2021 and 2022 equal to US$975,000 ($1,290,142) divided by the volume weighted average trading price of Subordinate Voting Shares on the TSX prior to each such issuance as determined in the purchase agreement. If such subsequent price of the Subordinate Voting Shares is lower than the price used for the Closing Share Consideration, the Company has the option of paying each such amount in cash. The Subordinate Voting Shares to be issued on December 13, 2020 and subsequently, having a value of US$2,925,000 ($3,870,427), in aggregate, will be recognized as share-based compensation over three years.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
The fair value of the assets acquired, liabilities assumed, and the purchase consideration is preliminary pending completion of their valuation. Should new information, obtained within one year of the date of acquisition, about the facts and circumstances that existed at the date of the Travercent Acquisition, result in adjustments to the below amounts, or require additional provisions for conditions that existed at the date of the Travercent Acquisition, the fair value will then be revised. The Travercent Acquisition is being accounted for using the acquisition method of accounting.
For the year ended March 31, 2020, the Company incurred acquisition-related costs of approximately $565,000. These costs have been recorded in the consolidated statement of operations in business acquisitions and integration costs.
Purchase Price Allocation
The preliminary allocation of the fair value of the assets acquired and the liabilities assumed is detailed as follows:

Acquisition of Alithya Travercent	$
Current assets
Cash	2,118
Accounts receivable and other receivables	1,391
Unbilled revenue	1,458
Prepaids	49
5,016
Non-current assets
Intangibles	15,720
Goodwill	3,374
Total assets acquired	24,110

Current liabilities
Accounts payable and accrued liabilities	1,331
Deferred revenue	2,301
Total liabilities assumed	3,632

Net assets acquired	20,478

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
Goodwill
The goodwill recognized consists mainly of the future economic value attributable to the profitability of the acquired business, as well as its workforce and expertise. The amount of goodwill is expected to be deductible for income tax purposes.
Consideration paid
The following table summarizes the acquisition date fair value of each class of consideration:

Acquisition of Alithya Travercent	$
Cash paid	8,958
Issuance of 1,274,510 Subordinate Voting Shares (note 12)	3,870
Balance of purchase payable (note 10)	7,650
Total consideration	20,478

Alithya Travercent’s contribution to the Group’s results
The Alithya Travercent business contributed revenues of approximately $4,833,000, a gross margin of $1,909,000 and a profit before income taxes of $1,029,000 to the Group for the period December 13, 2019 to March 31, 2020. If the acquisition had occurred on April 1, 2019, consolidated pro-forma revenue, gross margin and profit before income taxes for the year ended March 31, 2020 would have been $15,789,000, $6,329,000 and $4,319,000, respectively. These amounts have been calculated using Alithya Travercent’s results and adjusting for:
•differences in accounting policies between the Group and Alithya Travercent;
•the removal of transaction costs incurred by Alithya Travercent from April 1, 2019 to December 12, 2019; and
•the additional amortization that would have been charged assuming the fair value adjustments to intangibles had been applied from April 1, 2019.
Askida
Overview
On February 1, 2020, the Company acquired 100% of the issued and outstanding shares of Group Askida Inc., now known as Alithya Askida Solutions Inc., and Askida Consulting Services Inc., now known as Alithya Askida Consulting Services Inc. (collectively “Askida”) (the “Askida Acquisition”), a Canadian group with expertise in software quality assurance tools and services, as well as in development and modernization of custom applications.
The Askida Acquisition was completed for total consideration of $16,000,000, consisting of $11,655,000, in cash payable in two instalments as follows: $8,396,250 on February 1, 2020, subject to working capital adjustments, and $3,258,750 on February 1, 2022, plus $4,345,000, in aggregate, in share consideration payable by way of the issuance of 1,200,765 Subordinate Voting Shares, of which 600,384 were issued on February 1, 2020 and 300,189 and 300,192 to be issued on February 1, 2021 and 2022, respectively. The Subordinate Voting Shares to be issued on February 1, 2021 and 2022, having a stated value of $2,172,500, in aggregate, will be recognized as share-based compensation over two years.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
The fair value of the assets acquired, liabilities assumed, and the purchase consideration is preliminary pending completion of their valuation. Should new information, obtained within one year of the date of acquisition, about the facts and circumstances that existed at the date of the Askida Acquisition, result in adjustments to the below amounts, or require additional provisions for conditions that existed at the date of the Askida Acquisition, the fair value will then be revised. The Askida Acquisition is being accounted for using the acquisition method of accounting.
For the year ended March 31, 2020, the Company incurred acquisition-related costs of approximately $265,000. These costs have been recorded in the consolidated statement of operations in business acquisitions and integration costs.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
Purchase Price Allocation
The preliminary allocation of the fair value of the assets acquired and the liabilities assumed is detailed as follows:

Acquisition of Askida	$
Current assets
Cash	616
Accounts receivable and other receivables	4,324
Unbilled revenue	581
Tax credits receivable	2,709
Prepaids	229
8,459
Non-current assets
Tax credits receivable	956
Property and equipment	244
Right-of-use assets	193
Intangibles	8,410
Goodwill	4,324
Total assets acquired	22,586

Current liabilities
Line of credit	1,022
Demand loan	2,131
Accounts payable and accrued liabilities	1,789
Income taxes payable	62
Deferred revenue	318
Current portion of lease liabilities	84
Current portion of long-term debt	561
5,967
Non-current liabilities
Lease liabilities	109
Deferred tax liabilities	3,024
Total liabilities assumed	9,100

Net assets acquired	13,486

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
Goodwill
The goodwill recognized consists mainly of the future economic value attributable to the profitability of the acquired business, as well as its workforce. The Company does not expect any of the goodwill to be deductible for income tax purposes.
Consideration paid
The following table summarizes the acquisition date fair value of each class of consideration paid:

Acquisition of Askida	$
Cash paid	8,396
Issuance of 600,384 Subordinate Voting Shares (note 12)	2,173
Balance of purchase payable (note 10)	2,917
Total consideration transferred	13,486

Askida’s contribution to the Group’s results
The Askida business contributed revenues of approximately $1,708,000, a gross margin of $210,000 and a loss before income taxes of $499,000 to the Group for the period February 1, 2020 to March 31, 2020. If the acquisition had occurred on April 1, 2019, consolidated pro-forma revenue, gross margin and loss before incomes taxes for the year ended March 31, 2020 would have been $12,465,000, $3,914,000 and $87,000, respectively. These amounts have been calculated using Askida’s results and adjusting for:
•differences in accounting policies between the Group and Askida;
•the removal of transaction costs incurred by Askida from April 1, 2019 to January 31, 2020; and
•the additional amortization that would have been charged assuming the fair value adjustments to intangibles had been applied from April 1, 2019.
Zero2Ten EMEA Limited
On October 2, 2019, Alithya Zero2Ten, Inc. an indirect wholly-owned subsidiary of the Company, sold 100% of the issued and outstanding shares of its wholly-owned subsidiary, Zero2Ten EMEA Limited (“Alithya UK”), for total cash consideration of GBP£800,000 (approximately $1,302,000), of which GBP£350,000 (approximately $570,000) was paid on October 2, 2019, and a balance of sale receivable of GBP£450,000 (approximately $791,000 ), was due on April 1, 2020 and is recorded in accounts receivable and other receivables. The balance of sale receivable was received on April 1, 2020.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
The divestiture of Alithya UK resulted in a gain on disposal of subsidiary as follows:

Divestiture of Zero2Ten EMEA Limited	$
Consideration received in cash	565
Balance of sale receivable	728
Total consideration	1,293
Net assets divested	612
Gain on sale of subsidiary	681

Alithya USA, Inc. (formerly Edgewater Technology, Inc.)
Overview
On March 15, 2018, the Company, Old Alithya, Edgewater, and U.S. Merger Sub, entered into an arrangement agreement, as amended on September 10, 2018 and October 17, 2018 (the “Arrangement Agreement”).
On November 1, 2018, and pursuant to the terms of the Arrangement Agreement, among other things, (i) the Company acquired Old Alithya, by way of a statutory plan of arrangement under the Business Corporations Act (Québec) (the “Arrangement”), and (ii) U.S. Merger Sub merged with and into Edgewater, with Edgewater being the surviving corporation (the “Merger”). The Arrangement and the Merger are, collectively referred to herein, as the “Edgewater Transaction”.
As consideration for the Arrangement, former shareholders of Old Alithya received, for each common share of Old Alithya (“Old Alithya Common Shares”), held immediately prior to the Edgewater Transaction, one newly issued Subordinate Voting Share and, for each multiple voting share of Old Alithya (“Old Alithya Multiple Voting Shares”) held immediately prior to the Edgewater Transaction, one newly issued Class B multiple voting share of the Company (the “Multiple Voting Shares”). As consideration for the Merger, former shareholders of Edgewater received, for each share of common stock of Edgewater (“Edgewater Common Stock”) held immediately prior to the Edgewater Transaction, 1.1918 Subordinate Voting Shares of the Company.
Following completion of the Edgewater Transaction, former shareholders of Old Alithya and Edgewater became shareholders of the Company, and each of Old Alithya and Edgewater became wholly-owned subsidiaries of the Company.
In connection with the Edgewater Transaction, and pursuant to the terms of the Arrangement Agreement, Edgewater declared to the Edgewater shareholders of record immediately prior to the closing date of the Edgewater Transaction, a special dividend equal to US $1.15 per share, approximately $22,108,000 (US $16,840,000), in aggregate, in cash. In addition, the exercise price of Edgewater stock options outstanding, immediately prior to the closing date of the Edgewater Transaction, was reduced by the special dividend amount of US $1.15 per stock option and, upon completion of the Edgewater Transaction, divided by the 1.1918 equity exchange ratio.
The Edgewater Transaction was approved by the respective shareholders of Old Alithya and Edgewater on October 25, 2018 and October 29, 2018, respectively.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
On October 30, 2018, Old Alithya closed a private placement, where an aggregate 11,736,055 subscription receipts were issued at a price of $4.50 per subscription receipt (the “Offering”). Each subscription receipt automatically converted into an Old Alithya common share, immediately prior to the close of the Edgewater Transaction, and then exchanged for one Subordinate Voting Share of the Company, pursuant to the Arrangement Agreement. The net proceeds of the Offering were used to reduce indebtedness, fund future growth initiatives and for general corporate purposes. Costs related to the share issuance under the private placement, for the year ended March 31, 2019 of $2,764,885, net of deferred income taxes of $714,000 have been recorded in equity as share issue costs.
Purchase Price Allocation
Old Alithya is considered as the acquirer of Edgewater, as the Company was formed only to issue equity instruments to effect the Edgewater Transaction. In addition, Old Alithya shareholders held the majority of the voting rights of the Company once the Edgewater Transaction was completed. The Edgewater Transaction constituted a business combination as Edgewater meets the definition of a business. Since Old Alithya was considered the acquirer, the consolidated financial statements are presented as a continuation of Old Alithya. As such, the 2018 comparative figures presented in these consolidated financial statements are those of Old Alithya. The assets acquired and the liabilities assumed were recorded at their fair value at the time of the closing of the Edgewater Transaction, being November 1, 2018.
For the year ended March 31, 2019, the Company incurred acquisition-related costs of approximately $3,929,908. These costs have been recorded in the consolidated statements of operations in business acquisitions and integration costs.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
The allocation of the fair value of the assets acquired and the liabilities assumed is detailed as follows:

Acquisition of Edgewater
Current assets
Cash	24,869
Accounts receivable and other receivables	27,705
Income taxes receivable	1,770
Unbilled revenue	1,741
Prepaids	1,076
57,161
Non-current assets
Property and equipment	510
Intangibles	39,410
Goodwill	47,161
Total assets acquired	144,242

Current liabilities
Line of credit	15,749
Accounts payable and accrued liabilities	22,312
Dividend payable	22,108
Deferred revenue	3,751
63,920
Non-current liabilities
Deferred lease inducements	64
Deferred tax liabilities	1,322
Total liabilities assumed	65,306

Net assets acquired	78,936

Identifiable net assets
The fair value of the accounts receivable and other receivables acquired as part of the acquired business amounted to $27,705,000, with a gross contractual amount of $28,500,000. As at the acquisition date, the Group’s best estimate of the contractual cash flow not expected to be collected amounted to $795,000.
Goodwill
The goodwill recognized consists mainly of the future economic value attributable to the profitability of the acquired business, work force and expected synergies from integrating Edgewater into the Group’s existing business. The goodwill will not be deductible for tax purposes.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
3. BUSINESS COMBINATIONS, DIVESTITURE AND PRIVATE PLACEMENT (CONT’D)
Consideration transferred
The following table summarizes the acquisition date fair value of each major class of consideration transferred:

$
Issuance of 17,458,348 shares (note 12)	78,364
Stock-based payments	572
Total consideration transferred	78,936

The subscription receipt issue price, under the private placement, of $4.50 per subscription receipt, having been determined with third-party investors, can be a reasonable reference for the fair value of the shares issued.
Following the closing of the Edgewater Transaction, the issued and outstanding stock options of Edgewater were converted (note 12) into stock options of the Company and are deemed to be issued as part of the consideration of the Edgewater Transaction. Their fair value has been estimated at $572,000 using the Black-Scholes option pricing model with the following assumptions:

Weighted average assumptions
Share price	$4.94
Exercise price	$3.52 – $7.61
Risk-free interest rate	1.72% – 2.37%
Expected volatility*	30%
Dividend yield	—
Expected option life (years)	0.04 – 3.19

* Determined on the basis of observed volatility in publicly traded companies operating in similar industries.
Edgewater’s contribution to the Group’s results
The Edgewater business contributed revenues of approximately $50,229,000, a gross margin of $19,401,000 and a loss before income taxes of $2,097,000 to the Group for the period November 1, 2018 to March 31, 2019. If the acquisition had occurred on April 1, 2018, consolidated pro-forma revenue and loss before income taxes for the year ended March 31, 2019 would have been $282,386,000 and $17,296,000, respectively. These amounts have been calculated using Edgewater’s results and adjusting for:
•differences in the accounting policies between the Group and its subsidiaries;
•the removal of results from a business segment not acquired;
•the removal of transaction costs incurred by Edgewater from April 1, 2018 to November 1, 2018; and
•the additional amortization that would have been charged assuming the fair value adjustments to intangibles had been applied from April 1, 2018.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
4. ACCOUNTS RECEIVABLE AND OTHER RECEIVABLES

As at	March 31,
	2020	2019
	$	$
Trade accounts receivable, net (a)	59,537	57,011
Trade accounts receivable from shareholders exercising significant influence	6,718	9,653
Other receivables	1,407	482
	67,662	67,146

(a) As at March 31, 2020, amounts owing from one client represented 10% of the total trade accounts receivable (one client represented 14% of the total trade accounts receivable as at March 31, 2019).
During the year ended March 31, 2020, no client generated more than 10% of total revenue. During the year ended March 31, 2019, two clients, individually, generated more than 10% of total revenue and, globally, generated 25% of total revenue (two clients individually generated more than 10% of total revenue and globally generated 32% of total revenue in 2018).
5. PROPERTY AND EQUIPMENT

As at	March 31, 2020				March 31, 2019
	Furniture, fixtures & equipment	Computer equipment	Leasehold improvements	Total	Furniture, fixtures & equipment	Computer equipment	Leasehold improvements	Total
	$	$	$	$	$	$		$
Cost	1,435	2,800	1,844	6,079	1,234	2,062	1,262	4,558
Additions	1,313	886	3,724	5,923	196	227	584	1,007
Additions through business acquisitions	67	239	22	328	16	494	—	510
Disposals / retirements	(490)	(855)	—	(1,345)	(10)	(13)	—	(23)
Foreign currency translation adjustment	8	120	21	149	(1)	30	(2)	27
Subtotal	2,333	3,190	5,611	11,134	1,435	2,800	1,844	6,079
Accumulated depreciation	866	1,874	1,000	3,740	690	1,435	612	2,737
Depreciation expense	226	543	509	1,278	179	409	392	980
Disposals / retirements	(397)	(762)	—	(1,159)	(5)	2	—	(3)
Foreign currency translation adjustment	4	97	2	103	2	28	(4)	26
Subtotal	699	1,752	1,511	3,962	866	1,874	1,000	3,740
Net carrying amount	1,634	1,438	4,100	7,172	569	926	844	2,339

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
6. LEASES
Right-of-use assets
The following right-of-use assets relate to right-of-use real estate:

As at	March 31, 2020
$
Beginning balance as at April 1, 2019	6,509
Additions	7,262
Terminations	(381)
Depreciation	(2,090)
Lease inducement allowance	3
Exchange rate effect	189
Ending balance	11,492

Lease liabilities

As at	March 31, 2020
$
Beginning balance as at April 1, 2019	6,668
Additions	7,257
Terminations	(381)
Lease payments	(2,129)
Lease incentives	1,249
Lease interest	375
Exchange rate effect	193
Ending balance	13,232
Current portion	1,559
11,673

Contractual lease payments under the lease liabilities as at March 31, 2020 are as follows:

As at	March 31, 2020
$
Less than one year	2,020
One to two years	2,018
Two to five years	6,464
More than five years	5,589
Total undiscounted lease payments at period end	16,091

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
6. LEASES (CONT’D)
Amounts recognized in net loss

Year ended	March 31, 2020
$
Interest on lease liabilities	375
Expenses relating to short-term leases	122
Variable lease payments	1,134
1,631

Total cash outflow for leases for the year ended March 31, 2020 was $3,385,000. Please see note 13 for leases that do not meet the right-of-use assets and lease liability recognition criteria as at March 31, 2020.
7. INTANGIBLES

As at	March 31, 2020					March 31, 2019
	Customer relationships	Software	Tradenames	Non- compete agreements	Total	Customer relationships	Software	Tradenames	Non- compete agreements	Total
	$	$	$	$	$	$	$	$	$	$
Cost	55,823	1,355	12,604	316	70,098	28,348	1,256	—	—	29,604
Additions, purchased	—	49	—	—	49	425	1	—	—	426
Additions through business acquisitions	16,077	2,909	—	6,964	25,950	26,701	—	12,398	311	39,410
Additions, internally generated	—	—	—	—	—	—	98	—	—	98
Foreign currency translation adjustment	1,822	64	732	250	2,868	349	—	206	5	560
Subtotal	73,722	4,377	13,336	7,530	98,965	55,823	1,355	12,604	316	70,098
Accumulated amortization	21,837	644	—	66	22,547	14,203	252	—	—	14,455
Amortization	10,133	598	—	547	11,278	7,634	392	—	66	8,092
Impairment	—	—	13,336	—	13,336	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—
Subtotal	31,970	1,242	13,336	613	47,161	21,837	644	—	66	22,547
Net carrying amount	41,752	3,135	—	6,917	51,804	33,986	711	12,604	250	47,551

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
7. INTANGIBLES (CONT’D)
An impairment loss of $13,336,000 was recognized as at March 31, 2020 for the tradenames related to the EPM and the ERP US operations, both stemming from the Edgewater Transaction (note 3). The recoverable amount of the asset is its value-in-use, as determined by management. The continued development and promotion of the Alithya tradename, and its resulting increased recognition and value, has reduced the use, relative importance and value, of the Company’s past acquisitions’ historical tradenames. The tradenames will nevertheless continue to be registered and protected, where appropriate, for competitive considerations. For the year ended March 31, 2019, no impairment was recognized.
8. GOODWILL
The Group completed the annual impairment test as at March 31, 2020 for its CGU’s which are categorized as follows: (i) the operations in Canada excluding Alithya Digital Technology Corporation (“ADT”), (ii) the operations of ADT, (iii) the operations in France, (iv) EPM US operations and (v) ERP US operations.

As at	March 31, 2020
	Canada	ADT	France	EPM US	ERP US	Total
	$	$	$	$	$	$
Beginning balance	20,060	9,794	1,836	12,296	35,648	79,634
Business acquisitions (note 3)	6,890	—	—	3,374	—	10,264
Divestiture of subsidiary	—	—	—	—	(576)	(576)
Impairment	—	(2,100)	(1,700)	(6,600)	(4,300)	(14,700)
Foreign currency translation adjustment	—	—	14	942	2,030	2,986
Net carrying amount	26,950	7,694	150	10,012	32,802	77,608

As at	March 31, 2019
	Canada	ADT	France	EPM US	ERP US	Total
	$	$	$	$	$	$
Beginning balance	20,060	9,794	1,858	—	—	31,712
Business acquisition (note 3)	—	—	—	12,095	35,066	47,161
Foreign currency translation adjustment	—	—	(22)	201	582	761
Net carrying amount	20,060	9,794	1,836	12,296	35,648	79,634

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
8. GOODWILL (CONT’D)
The Company has performed its annual goodwill impairment testing, on March 31, 2020, in the context of the COVID-19 pandemic and the significantly increased uncertainty surrounding global economic conditions in general, and the outlook of the Company’s clients’ different markets and industries in particular. As a result, the Company recorded a total goodwill impairment of $14,700,000, relating to certain CGU’s as indicated in the above table. The immediate and long-term impacts of the COVID-19 pandemic, including related government and central bank interventions are unknown at this time and any estimate thereof is subject to significant uncertainty. The effects of the pandemic may therefore differ from those used in the above impairment calculations. The Group completed an annual impairment test as at March 31, 2019 and concluded no impairment occurred.
In assessing whether goodwill is impaired, the carrying amount of the CGU was compared to its recoverable amount. The recoverable amount of each CGU was determined based on the value-in-use calculations, covering a detailed three-year forecast, which reflect such increased uncertainty and risks, followed by an extrapolation of expected cash flows for the remaining useful lives using the declining growth rate determined by management. The present value of the expected cash flows of each CGU is determined by applying a suitable after tax value Weighted Average Cost of Capital (“WACC”) reflecting current market assessments of the time value of money and the CGU-specific risks.
Key assumptions used in impairment testing by CGU are as follows:

As at	March 31, 2020
	Canada	ADT	France	EPM US	ERP US
	%	%	%	%	%
After tax WACC	14.0	14.0	16.0	16.5	17.0
Long-term growth rate of net operating cash flows*	3.0	4.0	3.0	3.0	3.0

* The long-term growth rate is based on published industry research.

As at	March 31, 2019
	Canada	ADT	France	EPM US	ERP US
	%	%	%	%	%
After tax WACC	12.4	12.4	14.2	13.6	13.6
Long-term growth rate of net operating cash flows*	3.5	3.5	3.5	3.5	3.5

* The long-term growth rate is based on published industry research.
Two key assumptions were identified that, if changed, could cause the carrying amount to exceed its recoverable amount. Varying the assumptions in the values of the recoverable amount calculation would have the following effects for the year ended March 31, 2020, assuming all other variables remain constant:

	Incremental increase in after tax WACC	Incremental decrease in long-term growth rate of net operating cash flows
	%	%
Canada	4.2	5.7

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

As at	March 31,
	2020	2019
	$	$
Trade accounts payable	14,972	19,004
Accrued liabilities	13,998	9,158
Accrued compensation	18,411	18,182
Consumption taxes payable	2,241	1,505
Performance obligations in customer contracts	219	932
Provision	486	154
	50,327	48,935

The following table summarizes the provision recorded by the Group:

As at	March 31,
	2020	2019
	$	$
Beginning balance	154	929
Paid or otherwise settled	—	(775)
Additional provision	332	—
Ending balance	486	154

The provision as at March 31, 2020 was in respect of a former employee claim and in respect of certain claims from a business acquisition. The provision as at March 31, 2019 was in respect of former employee claims.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
10. LONG-TERM DEBT
The following table summarizes the Group’s long-term debt:

As at	March 31,
	2020	2019
	$	$
Senior secured revolving credit facility (the "Credit Facility") (a)	37,615	24,949
Balance of purchase payable with a nominal value of $5,100,000, non-interest bearing (5.8% effective interest rate), $1,000,000 payable April 3, 2020, and $2,100,000 payable April 3, 2022	2,877	3,765
Balance of purchase payable with a nominal value of $1,800,000, non-interest bearing (6.0% effective interest rate), payable on October 1, 2022	1,556	—
Balance of purchase payable with a nominal value of $9,635,269 ($6,825,000 US), non-interest bearing (6.0% effective interest rate), payable on December 13, 2022	8,232	—
Balance of purchase payable with a nominal value of $3,258,750, non-interest bearing (5.7% effective interest rate) payable on February 1, 2022	2,944	—
Other	347	—
Unamortized transaction costs (net of accumulated amortization of $234,858 and $11,424)	(342)	(409)
	53,229	28,305
Current portion of long-term debt	1,143	1,000
	52,086	27,305

(a) The senior secured revolving credit facility is available to a maximum amount of $60,000,000 and can be drawn in Canadian and the equivalent amount in US dollars. It is available in prime rate advances, LIBOR advances, bankers’ acceptances and letters of credit up to $2,500,000.
The advances bear interest at the Canadian or US prime rate, plus an applicable margin ranging from 0.00% to 0.75%, or bankers’ acceptances or LIBOR rates, plus an applicable margin ranging from 1.00% to 2.00%, as applicable for Canadian and US advances, respectively. The applicable margin is determined based on threshold limits for certain financial ratios.
As at March 31, 2020, the advance drawn on the Credit Facility amount to US$14,000,000 ($19,764,654) (2019 - US$18,550,000 ($24,749,000)), and $17,850,000 (2019 - $200,000). The US advances bear interest at the US base rate of 5.50% plus applicable margin and the Canadian advances bear interest at 3.95% plus applicable margin.
As security for the Credit Facility, Alithya provided a first ranking hypothec on the universality of its assets excluding leased equipment and Investissement Quebec’s first ranking lien on tax credits receivable for the financing related to refundable tax credits, to a maximum of $7,500,000. Under the terms of the agreement, the Group is required to maintain certain financial covenants, which are measured on a quarterly basis. The Credit Facility matures in 2022 and is renewable for additional one-year periods at the lender’s discretion.
The Group was in compliance with all of its financial covenants at March 31, 2020 and 2019 (note 22).
On June 18, 2020, the Credit Facility was amended to reflect new covenant definitions, the Paycheck Protection Program (the “PPP”) loan received on May 5, 2020 (note 23), a temporary minimum availability test, certain other COVID-19 considerations, as well as certain other administrative clarifications. In addition, the maximum applicable margin for the Canadian and US prime rate advances increased from 0.75% to 1.50%, and maximum applicable margin for bankers’ acceptances and LIBOR advances increased from 2.00% to 2.75%. The financial covenants associated with the Credit Facility were eased as part of the amendment.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 48

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
11. INCOME TAXES
Income tax expense (recovery) for the year is as follows:

Year ended	March 31,
	2020	2019	2018
Current tax expense (recovery)	$	$	$
Current tax expense (recovery) for the year	237	289	81
Total current tax expense (recovery)	237	289	81

Deferred tax expense (recovery)
Origination and reversal of temporary differences	(3,202)	(3,140)	(395)
Total deferred tax expense (recovery)	(3,202)	(3,140)	(395)
Total tax recovery	(2,965)	(2,851)	(314)
The Group’s effective income tax rate differs from the combined Federal, US State and Provincial Canadian statutory tax rate as follows:

Year ended	March 31,
	2020		2019		2018
	%	$	%	$	%	$
Loss before income taxes		(42,632)		(15,326)		(7,538)
Company's statutory tax rate	26.5	(11,297)	26.7	(4,092)	26.7	(2,013)
Non-deductible share-based compensation expense	(1.6)	689	(4.2)	642	(13.3)	1,004
Other non-deductible and tax exempt items	(1.1)	490	(2.7)	409	(9.2)	695
Change in unrecognized deferred tax assets	(15.9)	6,795	(2.3)	361	—	—
Impairment of intangibles and goodwill	(0.7)	310	—	—	—	—
Other	(0.1)	48	1.1	(171)	—	—
Effective income tax rate	7.1	(2,965)	18.6	(2,851)	4.2	(314)

The Group’s applicable tax rate is the Canadian combined rates applicable in the jurisdictions in which the Group operates.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
11. INCOME TAXES (CONT’D)
Deferred income tax assets and liabilities
The amounts recognized in the consolidated statement of financial position consist of:

As at	March 31,
	2020	2019
	$	$
Deferred tax liabilities	(4,057)	(2,016)
Deferred tax assets	4,652	2,946
	595	930

Movements in temporary differences during the year were as follows:

As at	March 31, 2020					March 31, 2019
	Opening balance	Recognized in earning	Recognized in equity	Business acquisition	Total	Opening balance	Recognized in earning	Recognized in equity	Business acquisition	Total
	$	$	$		$	$	$		$	$
Losses available for carryforward and other tax deductions	13,669	(2,884)	—	267	11,052	3,395	1,141	—	9,133	13,669
Deferred financing costs	908	(211)	—	3	700	39	155	714	—	908
Total deferred tax assets	14,577	(3,095)	—	270	11,752	3,434	1,296	714	9,133	14,577
Intangibles and goodwill	(11,499)	6,310	—	(2,684)	(7,873)	(2,906)	1,862	—	(10,455)	(11,499)
Tax credits	(1,909)	52	—	(1,125)	(2,982)	(1,752)	(157)	—	—	(1,909)
Other	(239)	(65)	—	2	(302)	(378)	139	—	—	(239)
Total deferred tax liability	(13,647)	6,297	—	(3,807)	(11,157)	(5,036)	1,844	—	(10,455)	(13,647)
Net carrying amount	930	3,202	—	(3,537)	595	(1,602)	3,140	714	(1,322)	930

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 50

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
11. INCOME TAXES (CONT’D)

Losses available for carryforward for which no deferred tax asset was recognized
Expiry date (¹)	USA
$
2037	12,802
Indefinite	10,144
22,946

(1)Net operating losses amounting to $20,070,000 of which $12,802,000 will expire in 2037, are limited due to the U.S. tax rules applicable on the acquisition of Edgewater. In addition, the Company has i) state losses amounting to approximatively $28,280,000 (with expiry dates ranging from 2021 to 2039) and ii) deductible temporary differences totalling approximately $28,983,000 for which no deferred tax benefit has been recognized.
12. SHARE CAPITAL AND DIVIDENDS
AUTHORIZED
As at March 31, 2020 and 2019, the Company had an unlimited number of shares without par value as follows:
•Subordinate Voting Shares, carrying one vote per share, ranking pari passu with the Multiple Voting Shares as to the right to receive dividends and the remainder of the Company’s property in the event of a voluntary or involuntary winding-up or dissolution, or any other distribution of assets among shareholders for the purposes of winding up the Company’s affairs;
•Multiple Voting Shares, carrying ten votes per share, ranking pari passu with the Subordinate Voting Shares as to the right to receive dividends and the remainder of the Company’s property in the event of a voluntary or involuntary winding-up or dissolution, or any other distribution of assets among shareholders for the purpose of winding-up the Company’s affairs, each share being convertible at the holder’s entire discretion into Subordinate Voting Shares on a share for share basis, and being automatically converted upon their transfer to a person who is not a permitted holder or upon the death of a permitted holder, unless otherwise acquired by any of the remaining permitted holders in accordance with the terms of the voting agreement entered into between permitted holders; and
•Preferred Shares, issuable in series, each series ranking pari passu with other series but prior to any class ranking junior thereto, as well as prior to Subordinate Voting Shares and Multiple Voting Shares as to the right to receive dividends, and the remainder of the Company’s property in the event of a voluntary or involuntary winding-up or dissolution, or any other distribution of assets among shareholders for the purposes of winding up the Company’s affairs. If and when issued, preferred shares will have such voting rights and conversion rights as may be determined by the Company’s Board at the time of issuance thereof.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)
On October 31, 2018 the Company amended its articles in order to change its authorized capital from an unlimited number of common shares, without par value, to an unlimited number of Subordinate Voting Shares, an unlimited number of Multiple Voting Shares and an unlimited number of preferred shares, all without par value. The sole common share previously issued for cash consideration of $1.00 was cancelled.
Prior to October 31, 2018, Old Alithya had an unlimited number of shares without par value as follows:
•Classes A, A CRCD and A IQ shares, voting and participating, ranking pari passu;
•Classes A CRCD and A IQ, convertible into Class A shares;
•Class AA shares, super voting (10 votes per share) and participating;
•Class B shares, non-voting and non-participating, non-cumulative, discretionary, variable dividend, retractable at the paid-up capital amount;
•Class C shares, non-voting and non-participating, non-cumulative dividend from 0% to 15%, retractable at the paid-up capital amount;
•Class D shares, non-voting and non-participating, non-cumulative dividend from 0% to 15%, retractable at the paid-up capital amount;
•Class E shares, non-voting and non-participating, dividend payable upon death of the holder from the life insurance capital dividend account;
•Class F shares, super voting (100 votes per share) and non-participating, non-cumulative dividend from 0% to 15%, retractable or upon death of the holder at the paid-up capital amount;
•Class G shares, super voting (10 votes per share) and participating;
•Class H shares, non-voting and non-participating, preferred cumulative dividend at an annual rate of 10%, redeemable or mandatorily retractable five years after issuance;
•Class I shares, non-voting and non-participating, preferred cumulative quarterly dividend at a rate equal to the Bank of Canada prime rate effective on January 1 of each year, redeemable quarterly over a five years period as of the date of issue, at an annual rate of 20%, at the issue price, convertible into Class A shares;
•Class J shares, voting and participating, preferred cumulative dividend at an annual rate of 10%, convertible into Class A shares at the holder's option;
•Class K shares, voting and participating, preferred cumulative dividend at an annual rate of 4% of the paid up capital amount at the issue date, convertible into Class A shares at the holder's option; and
•Class L shares, voting and participating, preferred cumulative dividend at an annual rate of 4% of the paid up capital amount at the issue date, convertible into Class A shares at the holder's option.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 52

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)
ISSUED
During the year ended March 31, 2020, the following transactions occurred:
•As part of the Matricis Acquisition, 473,646 Subordinate Voting Shares, with a total value of $1,800,000, were issued as partial settlement of the acquisition ;
•As part of the Travercent Acquisition,1,274,510 Subordinate Voting Shares, with a total value of $3,870,000, were issued as partial settlement of the acquisition;
•As part of the Askida Acquisition, 600,384 Subordinate Voting Shares, with a total value of $2,172,500, were issued as partial settlement of the acquisition;
•53,987 stock options were exercised and 53,987 Subordinate Voting Shares were issued with an approximate value of $201,000, for cash consideration of $165,000, with $36,000 reclassified from contributed surplus; and
•5,514 DSU were settled and 5,514 Subordinate Voting Shares were issued with an approximate value of $23,000, reclassified from contributed surplus.
As at March 31, 2020, the issued share capital of the Company is as follows:

	Subordinate Voting Shares		Multiple Voting Shares
	Number of shares	$	Number of shares	$
As at March 31, 2019	48,496,492	183,346	7,168,984	3,515
Share-based compensation on shares vested during the period, issued on business acquisitions	—	407	—	—
Business acquisition of Matricis	473,646	1,800	—	—
Business acquisition of Alithya Travercent	1,274,510	3,870	—	—
Business acquisition of Askida	600,384	2,173	—	—
Exercise of stock options	53,987	201	—	—
Settlement of DSU	5,514	23	—	—
As at March 31, 2020	50,904,533	191,820	7,168,984	3,515

In addition, during the year ended March 31, 2020, the following share-based compensation was recognized:
•In relation to the Subordinate Voting Shares, to be issued as part of the Matricis Acquisition (note 3), an amount of $550,000;
•In relation to the Subordinate Voting Shares, to be issued as part of the Travercent Acquisition (note 3), an amount of $272,000;
•In relation to the Subordinate Voting Shares, to be issued as part of the Askida Acquisition (note 3), an amount of $639,000;
•As part of a previous year’s business acquisition, ADT, Class A shares previously issued to employees as share-based compensation on the acquisition date vested during the period. The value of the vested shares for the year ended March 31, 2020 was $326,000; and
•As part of a previous year’s business acquisition, Pro2p Services Conseils Inc. (“Pro2p”), Class A shares previously issued to employees as share-based compensation on the acquisition date vested during the period. The value of the vested shares for the year ended March 31, 2020 was $81,000.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)
During the year ended March 31, 2019, the following transactions occurred:
Due to restrictions imposed on Old Alithya in connection with the Edgewater Transaction, it was determined that Old Alithya could not fairly issue or repurchase securities of its share capital nor determine the fair market value thereof. The private placement (note 3), having been completed with third party investors could be a reasonable reference for the fair market value of the shares, at a price of $4.50 per share. On October 31, 2018, immediately prior to the Edgewater Transaction (note 3), Old Alithya completed the following transactions settling outstanding obligations, at a price of $4.50 per share, being the price of the private placement:
•Accumulated dividends on the Class K and L shares were declared and paid through the issuance of 103,704 and 44,444 Class A shares, respectively having a stated value of $466,667 and $200,000, in the aggregate, respectively;
•The issuance of 68,615 Class AA shares and 307,230 Class A shares in respect of the settlement of obligations, amounting to $308,769 and $1,384,421, respectively, owed as employee compensation, professional services rendered and employee share purchase plan; and
•The repurchase, from past employees, of 95,970 Class A shares, having a stated value of $251,615 in aggregate, for cash consideration of $431,752, with the difference resulting in a premium on share redemption of $180,137 recorded to deficit.
In addition, Old Alithya completed the following transactions:
•Accumulated dividends, on October 31, 2018, on the Class J shares were declared and paid, in cash, for the aggregate amount of $1,864,383; and
•Under the private placement (note 3), 11,736,055 Class A shares of Old Alithya were issued for cash consideration of $52,812,248. The Company incurred share issue costs in the amount of $2,764,885, net of deferred income taxes of $714,000.
The transaction activity related to the Class A and AA shares of Old Alithya for the period from April 1, 2018 to October 31, 2018 is summarized as follows:

As at	October 31, 2018
	Class A		Class AA
	Number of shares	$	Number of shares	$
Beginning balance (Old Alithya balance)	12,009,378	30,948	7,100,369	3,206
Issued in relation to dividends and employee compensation	455,378	2,051	68,615	309
Issued for private placement (note 3)	11,736,055	50,761	—	—
Redeemed	(95,970)	(252)	—	—
Share-based compensation on shares vested during the period, issued on business acquisitions	—	807	—	—
Ending balance	24,104,841	84,315	7,168,984	3,515

On November 1, 2018, all the issued and outstanding shares of Old Alithya were cancelled and automatically exchanged on a one for one basis into Subordinate Voting Shares and Multiple Voting Shares of the Company, summarized as follows:

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 54

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)

	Subordinate Voting Shares		Multiple Voting Shares
	Number of shares	$	Number of shares	$
Class A	24,104,841	84,315	—	—
Class A CRCD	1,773,212	5,250	—	—
Class A IQ	1,637,204	4,847	—	—
Class AA	—	—	7,168,984	3,515
Class J	1,742,342	5,000	—	—
Class K	1,182,164	3,500	—	—
Class L	506,642	1,500	—	—
Ending balance before business acquisition	30,946,405	104,412	7,168,984	3,515
Subordinate Voting Shares issued on business acquisition (note 3)	17,458,348	78,364	—	—
Ending balance	48,404,753	182,776	7,168,984	3,515

The transaction activity related to the Subordinate Voting Shares and Multiple Voting Shares of the Company for the period November 2, 2018 to March 31, 2019 is summarized as follows:

	Subordinate Voting Shares		Multiple Voting Shares
	Number of shares	$	Number of shares	$
Beginning balance (New Alithya balance after conversion)	48,404,753	182,776	7,168,984	3,515
Share-based compensation on shares vested during the period, issued on business acquisitions	—	268	—	—
Exercise of stock options	91,739	302	—	—
Ending balance	48,496,492	183,346	7,168,984	3,515

In addition, during the year ended March 31, 2019, the following share-based compensation was recognized:
•As part of a previous year’s business acquisition of ADT, Class A shares previously issued to employees as share-based compensation on the acquisition date vested during the period. The value of the vested shares for the year ended March 31, 2019 was $815,000; and
•As part of a previous year’s business acquisition of Pro2p, Class A shares previously issued to employees as share-based compensation on the acquisition date vested during the period. The value of the vested shares for the year ended March 31, 2019 was $260,000.
Dividends
The Company did not declare dividends during the year ended March 31, 2020.
Old Alithya declared the following dividends during the period April 1, 2018 to October 31, 2018:

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)

Year ended	March 31,
	2019	2018
Class J	1,864	—
Class K	467	—
Class L	200	—
Total	2,531	—

As at March 31, 2018, dividends in arrears totaled $1,571,233 in connection with the Class J shares, $385,000 in connection with the Class K shares and $165,000 in connection with the Class L shares.
Share purchase plan
Under the Company’s share purchase plan, the Group contributes an amount equal to a percentage of the employee’s basic contribution, depending on the position held by the employee. The employee may make additional contributions, for total employee contributions, including basic contributions, of up to 10% of the annual gross salary. However, the Group does not match contributions in the case of such additional contributions. The employee and the Group’s contributions are remitted to an independent administrative agent who purchases Subordinate Voting Shares on the open market on behalf of the employee through either the TSX or NASDAQ. The Group's contribution expense is recognized as share-based compensation.
Long-Term Incentive Plan (the “Plan”)
The Company operates a plan which provides for awards of stock options, restricted shares, restricted share units, performance share units, DSU, and share appreciation rights to eligible employees and directors of the Company and its subsidiaries, all of which once exercised or settled result in the issuance of Subordinate Voting Shares.
Stock options
Under the Company’s Plan, the Board may grant, at its discretion, stock options to purchase Subordinate Voting Shares to eligible employees and directors of the Company and its subsidiaries. The Board establishes the exercise price at the time the stock options are granted, where the exercise price must in all cases be not less than the greater of the closing price of such shares on the TSX and NASDAQ on the business day immediately prior to the grant date. Stock options vest, as set out in the applicable award agreement between the participant and the Company, which may include performance-based vesting conditions. Vesting is generally four years from the date of grant and the stock options are to be exercised not later than the tenth anniversary of the grant date, except in the event of death, disability, retirement or termination of employment. The Plan provides that the aggregate number of Subordinate Voting Shares issuable pursuant to any type of awards under the Plan shall not exceed 10% of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding from time to time.
The following table presents information concerning stock option activity for the respective years:

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 56

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)

As at	March 31, 2020		March 31, 2019		March 31, 2018
	Number of stock options	Weighted average exercise price	Number of stock options	Weighted average exercise price	Number of stock options	Weighted average exercise price
		$		$		$
Beginning balance	2,623,542	3.80	1,296,660	2.66	1,040,160	2.36
Granted	970,500	3.63	680,000	4.48	314,000	3.80
Deemed issuance of replacement options on business acquisition (note 3)	—	—	910,461	5.17	—	—
Forfeited	(137,151)	4.88	(170,946)	5.82	(55,000)	3.12
Expired	(230,615)	3.66	(894)	2.66	—	—
Exercised	(53,987)	3.10	(91,739)	2.66	(2,500)	2.21
Ending balance	3,172,289	3.72	2,623,542	3.80	1,296,660	2.66
Exercisable at year end	1,513,789	3.43	1,478,542	3.60	788,160	2.15

Included in the 1,513,789 and 1,478,542 of stock options exercisable as at March 31, 2020 and 2019, respectively, 863,160 stock options are available to purchase Multiple Voting Shares.
During the year ended March 31, 2020, the Company issued the following stock options:
•On June 21, 2019, Alithya issued 435,000 and 190,500 stock options, to purchase a total of 625,500 Subordinate Voting Shares, subject to terms set out in the grant letters at an exercise price of $3.64 and US$2.76, respectively;
•On August 16, 2019, Alithya issued 85,000 and 95,000 stock options, to purchase a total of 180,000 Subordinate Voting Shares, subject to terms set out in the grant letters at a weighted average exercise price of $3.65 and US$2.78, respectively; and
•On December 18, 2019, Alithya issued 165,000 stock options, to purchase a total of 165,000 Subordinate Voting Shares subject to terms set out in the grant letters at an exercise price of US$2.64.
The weighted average share price per share of the stock options exercised was $3.85.
During the year ended March 31, 2019, the Company issued the following stock options:
•On November 1, 2018, concurrent with the closing of the Edgewater Transaction, and during the period, November 2, 2018 to March 31, 2019, Alithya issued 660,000 and 20,000 stock options, respectively, to purchase 660,000 and 20,000 Subordinate Voting Shares, respectively, subject to terms set out in the grant letters at an exercise price of $4.50 and $3.90, respectively.
The weighted average share price per share of the stock options exercised at the date of exercise was $3.75 (2018 – $3.80).
The following tables summarize the number of stock options outstanding by currency, exercise price and the weighted average remaining exercise period, expressed in number of years:

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)

As at	March 31, 2020		March 31, 2019		March 31, 2018
Exercise price (CAD)	Number of options	Weighted average remaining exercise period – in years	Number of options	Weighted average remaining exercise period – in years	Number of options	Weighted average remaining exercise period – in years
$
1.90	363,160	2.45	363,160	3.45	363,160	4.50
1.92	100,000	2.00	100,000	3.00	100,000	4.50
2.21	115,000	4.02	115,000	5.03	115,000	6.00
2.46	100,000	3.00	100,000	4.00	100,000	5.00
2.87	120,000	5.09	120,000	6.09	120,000	7.00
2.96	186,000	6.01	188,500	7.01	192,000	8.00
3.29	2,000	6.67	4,000	7.67	4,000	8.70
3.64	418,000	9.23	—	—	—	—
3.65	85,000	2.38	—	—	—	—
3.80	249,500	7.14	262,500	8.16	302,500	9.16
3.90	20,000	8.88	20,000	9.89	—	—
4.50	463,000	8.59	503,500	9.59	—	—
	2,221,660	6.12	1,776,660	6.63	1,296,660	6.52

As at	March 31, 2020		March 31, 2019
Exercise price range (USD)	Number of options	Weighted average remaining exercise period – in years	Number of options	Weighted average remaining exercise period – in years
$
2.26 to 3.85	599,960	7.98	415,766	4.04
3.86 to 4.45	23,240	1.74	44,096	2.81
4.59 to 4.85	154,141	1.10	198,834	2.12
4.90 to 5.45	173,288	2.42	188,186	3.39
	950,629	5.70	846,882	3.38

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 58

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)
DSU
Under the Plan, the Board, subject to the provisions of the Plan and such other terms and conditions, may grant DSU to obtain Subordinate Voting Shares to qualified employees and directors of the Company and its subsidiaries. The DSU shall be settled on the date as set out in the applicable award agreement, between the participant and the Company, however not earlier than the participant’s termination date. If the agreement does not establish a settlement date then it shall be the 90th day following the participant’s termination date for eligible Canadian participants and not earlier than the date that is six months after the termination date for eligible US participants.
During the year ended March 31, 2020, the Company issued the following fully vested DSU:
•On September 30, 2019, December 31, 2019 and March 31, 2020, 20,937, 22,299 and 53,370 fully vested DSU, respectively, in aggregate, were granted to non-employee directors of the Company at a fair value of $3.97, $3.66 and $2.63, respectively, per DSU, for an aggregate fair value of $83,120, $81,614 and $140,363, respectively. The amounts have been recorded in share-based compensation expense.
During the year ended March 31, 2019, the Company issued the following fully vested DSU:
•On November 1, 2018, concurrent with the closing of the Edgewater Transaction, 25,928 fully vested DSU in aggregate, were granted to non-employee directors of the Company at a fair value of $4.50 per DSU for an aggregate fair value of $116,676. The amount has been recorded in share-based compensation expense; and
•On March 26, 2019, 23,865 fully vested DSU in aggregate, were granted to non-employee directors of the Company at a fair value of $3.85 per DSU for an aggregate fair value of $91,880. The amount has been recorded in share-based compensation expense.
Share-Based Compensation
The number of Alithya stock options granted to employees during the year, the related compensation expense recorded, and the assumptions used to determine share-based compensation expense, using the Black-Scholes stock option pricing model, were as follows:

Year ended	March 31,
	2020	2019	2018
Compensation expense related to the options granted	318	141	289
Number of stock options granted	970,500	680,000	314,000
Weighted average fair value of options granted	$1.13	$1.54	$1.50
Aggregate fair value of options granted	1,096	1,045	470
Weighted average assumptions
Share price	$3.63	$4.48	$3.80
Exercise price	$3.63	$4.48	$3.80
Risk-free interest rate	1.79%	2.42%	1.07%
Expected volatility*	30%	30%	35%
Dividend yield	—	—	—
Expected option life (years)	5.7	6.1	7.5
Vesting conditions – time (years)	2.7	3.3	3.0

* Determined on the basis of observed volatility in publicly traded companies operating in similar industries.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
12. SHARE CAPITAL AND DIVIDENDS (CONT’D)
Total share-based compensation expense for the years ended March 31, 2020, 2019 and 2018 are summarized as follows:

Year ended	March 31,
	2020	2019	2018
	$	$	$
Stock option plan	745	372	289
Share purchase plan – employer contribution	633	593	439
Share-based compensation on shares vested during the period, issued on business acquisitions	1,868	1,075	2,701
Deferred share units	305	209	—
Accrued management bonuses and other compensation	—	—	734
	3,551	2,249	4,163

13. COMMITMENTS AND CONTINGENCIES
Leases
The Company entered into a long-term lease agreement for the rental of a premise, which as at March 31, 2020, does not meet the right-of-use asset and lease liability recognition criteria. Minimum lease payments are as follows:

Year ended	March 31, 2020
Long-term lease agreements	Total
2021	351
2022	468
2023	468
2024	468
2025	468
Thereafter	2,586
4,809

For the year ended March 31, 2019 and 2018, expenses recorded in consolidated net loss relating to these operating leases, prior to the adoption of IFRS 16 (note 2), amounted to approximately $2,922,000 and $2,440,000, respectively.
The Group’s minimum contingent rental revenue, from the leasing of premises, amounts to approximately $260,000 for 2021.
Contingencies
From time to time, the Group may become involved in various claims and litigation as part of its normal course of business. While the final outcome thereof cannot be predicted, based on the information currently available, management believes the resolution of current pending claims and litigation will not have a material impact on the Group’s financial position and results of operations. Claims for which there is a probable unfavorable outcome are recorded in provisions.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
13. COMMITMENTS AND CONTINGENCIES (CONT’D)
Guarantees
In 2019, the Company had issued letters of credit in the aggregate amount of $1,324,000 to secure a contract with a customer. This amount is secured by short-term deposits, consisting of guaranteed investments certificates, of an aggregate equivalent amount, bearing interest at 0.6% and have matured in January 2020.
Operating commitments
Operating expenditures contracted for at the end of the reporting period but not yet incurred are as follows:

Year ended	March 31, 2020
Technology licenses, infrastructure and other	Total
2021	2,600
2022	1,193
2023	19
2024	5
Thereafter	5
3,822

14. RELATED PARTIES
Ultimate controlling party
As at March 31, 2020, the holders of Multiple Voting Shares, directly or indirectly, collectively owned or exercised control over Subordinate Voting Shares and Multiple Voting Shares representing approximately 58.70% of the total voting rights of Alithya. As of November 1, 2018, they also entered into a voting agreement, pursuant to which they agreed to, among other things, vote all of the Subordinate Voting Shares and Multiple Voting Shares under their control in accordance with decisions made by a majority of them, subject to certain exceptions.
Transactions with directors and key management personnel
Key management includes members of the Group’s Executive Committee. Certain key management of Alithya participate in the share purchase plan and the stock options plan. The compensation paid or payable to directors and to key management for services is shown below:

Year ended	March 31,
	2020	2019	2018
Director compensation, and key management salaries and benefits*	3,626	2,743	2,516
Share based compensation	646	417	327
Termination benefits	—	100	149
	4,272	3,260	2,992

* Salaries and benefits include short-term incentive compensation.
In addition to the above amounts, the Group is committed to pay incremental benefits to certain members of key management up to $4,633,000 (2019 - $3,006,000, 2018 – $2,484,000) in the event of termination without cause.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
14. RELATED PARTIES (CONT’D)
Operating transactions with shareholders
In the normal course of operations, the Company concluded the following transactions with shareholders exercising significant influence. The transactions have been recorded at the exchange amount, which represents the contractual amount of consideration established and accepted by the related parties.

Year ended	March 31,
	2020	2019	2018
Consulting fee revenue*	24,554	36,672	59,674
Employee benefits	41	19	634
Communications	—	219	414
Professional fees	—	—	323
Transaction fees	—	866	—

* One of the shareholders exercising significant influence has committed to minimum amounts of revenue and EBITDA over a four year period ending in July 2020, which may be extended to July 2021 under certain conditions. Should the minimum contracted amounts not be met, the shareholder in question and another one of the shareholders will jointly reimburse Alithya an amount up to $4 million.

As at	March 31,
	2020	2019
	$	$
Trade accounts receivable	6,718	9,653
Trade accounts payable	153	—

Other expenses concluded with shareholders exercising significant influence included employee benefits and communications expenses. However, these amounts were not significant.
15. EARNINGS PER SHARE

	March 31,
	2020	2019	2018
	$	$	$
Net loss	(39,667)	(12,475)	(7,224)
Allocation of loss net of dividends to shareholders of preferred shares	—	268	357
Net loss to shareholders of common shares	(39,667)	(12,207)	(6,867)

Weighted average number of common shares outstanding	56,399,499	36,129,647	22,292,548
Basic and diluted loss per share	(0.70)	(0.34)	(0.31)

The stock options mentioned in note 12 were not included in the calculation of diluted earnings per share since the Company suffered losses and the inclusion of these stock options would have an antidilutive effect.

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 62

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
16. RECONCILIATION OF LIABILITIES ARISING FROM FINANCING ACTIVITIES
The changes in the Group’s liabilities arising from financing activities can be classified as follows:

As at	March 31, 2020				March 31, 2019
	Line of credit and demand loan	Current portion of long-term debt	Long-term debt	Total	Line of credit and demand loan	Current portion of long-term debt	Long-term debt	Total
	$	$	$	$	$	$	$	$
Beginning balance	—	1,000	27,305	28,305	24,066	2,956	15,619	42,641
Repayment	(3,153)	(4,273)	(50,136)	(57,562)	(40,547)	(6,343)	(14,079)	(60,969)
Proceeds	—	2,517	61,576	64,093	—	—	29,459	29,459
Total cash flow	(3,153)	(756)	38,745	34,836	(16,481)	(3,387)	30,999	11,131
Acquisition	3,153	1,105	11,856	16,114	15,749	—	—	15,749
Amortization of financing fees	—	—	231	231	—	—	144	144
Interest accretion on balances of purchase payable	—	—	318	318	—	—	211	211
Foreign currency translation adjustment	—	—	1,730	1,730	732	—	338	1,070
Reclassification	—	794	(794)	—	—	4,387	(4,387)	—
Total non cash	3,153	1,899	13,341	18,393	16,481	4,387	(3,694)	17,174
Ending balance	—	1,143	52,086	53,229	—	1,000	27,305	28,305

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
17. ADDITIONAL INFORMATION ON CONSOLIDATED LOSS
The following table provides additional information on the consolidated loss:

	March 31,
As at	2020	2019	2018
	$	$	$
Revenue – contingent rental (a)	1,532	1,814	1,319
Employee compensation costs	194,678	129,521	85,368
Tax credits	(4,815)	(3,650)	(4,017)
Selling expenses	44,084	20,527	9,168
General and administrative expenses	32,698	32,088	22,235
Depreciation of property and equipment	1,278	980	870
Depreciation of right-of-use assets	2,090	—	—

(a)The Company acts as a lessor in operating leases related to the use of premises to a shareholder exercising significant influence.
18. FINANCIAL EXPENSES
The following table summarizes financial expenses:

	March 31,
As at	2020	2019	2018
	$	$	$
Interest on long-term debt	1,155	687	1,156
Interest and financing charges	306	1,202	695
Interest on lease liabilities	375	—	—
Amortization of finance costs	231	144	28
Interest accretion on balances of purchase payable	318	211	232
Interest income	(38)	(3)	(14)
	2,347	2,241	2,097

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
19. SUPPLEMENTARY CASH FLOW INFORMATION
Net change in non-cash working capital items is as follows:

	March 31,
As at	2020	2019	2018
	$	$	$
Accounts receivable and other receivables	7,622	(5,121)	2,152
Income taxes receivable	(407)	716	(422)
Unbilled revenue	2,200	1,072	(4,976)
Tax credits receivable	185	(571)	(1,158)
Prepaids	377	(1,305)	(118)
Accounts payable and accrued liabilities	(4,673)	(9,760)	1,279
Deferred revenue	435	168	1,605
	5,739	(14,801)	(1,638)

Non-cash investing and financing activities, for the year ended March 31, 2020, included the acquisition of leasehold improvements from the lessor as lease incentives in an amount of $1,249,000 (2019 – nil).
20. SEGMENT AND GEOGRAPHICAL INFORMATION
The Company has examined its activities and has determined that, based on information received on a regular basis by the decision-makers, that it has a single reportable segment.
Revenues by geographic location
The following table presents total external revenues by geographic location:

	March 31,
	2020		2019		2018
	$	%	$	%	$	%
Canada	147,821	53.0	149,064	71.1	148,768	93.4
USA	118,125	42.3	45,982	22.0	—	—
Europe	13,061	4.7	14,432	6.9	10,522	6.6
	279,007	100.0	209,478	100.0	159,290	100.0

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
20. SEGMENT AND GEOGRAPHICAL INFORMATION (CONT’D)
Long-lived assets by geographic location
The following table presents the total net book value of the Group’s long-lived assets by geographic location:

As at	March 31,
	2020		2019
	$	%	$	%
Canada	61,743	41.7	40,451	31.3
USA	82,607	55.8	86,454	66.7
Europe	3,726	2.5	2,619	2.0
	148,076	100.0	129,524	100.0

For the year ended March 31, 2020, no client generated more than 10% of total revenue (2019 - two customers for approximately $52,144,000; 2018 – two customers for approximately $50,760,000).
An analysis of the Group’s revenue from customers for each major service category is as follows:

	March 31,
	2020		2019		2018
	$	%	$	%	$	%
System integration and consulting services	270,345	96.9	204,526	97.6	157,561	98.9
Payrolling services	1,289	0.5	1,461	0.7	1,721	1.1
Software revenue	7,373	2.6	3,491	1.7	8	—
	279,007	100.0	209,478	100.0	159,290	100.0

21. FINANCIAL INSTRUMENTS
The Group's financial instruments consist of cash, short-term deposits, restricted cash, accounts receivable and other receivables, trade accounts payable and accrued liabilities and long-term debt and lease liabilities. The Group, through its financial assets and liabilities, has exposure to the following risks from its use of financial instruments: interest rate risk, credit risk, liquidity risk and currency risk. Senior management and Board are responsible for setting risk levels and reviewing risk management activities as they determine necessary.
Interest rate risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group is exposed to fluctuations in interest rates with respect to its variable rate on its Credit Facility. The interest rate risk profile of the Group's interest-bearing financial instruments was as follows:

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 66

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
21. FINANCIAL INSTRUMENTS (CONT’D)

As at	March 31,
	2020	2019
	$	$
Variable rate financial instruments
Credit Facility (note 10)	37,615	24,949
Other long-term debt (note 10)	347	—
	37,962	24,949

For the year ended March 31, 2020, the Group has determined that a reasonably possible increase or decrease of 100 basis point in interest rates of the above variable-rate financial liabilities would not have a significant impact on equity and profit or loss. This analysis assumes that all other variables remain constant, in particular foreign currency exchange rates. It has been performed on the same basis for the year ended March 31, 2019.
The Group does not account for any fixed rate financial liabilities at FVPTL. Therefore, a change in interest rates at the reporting date would not affect equity and profit or loss.
Liquidity risk
Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s activities are financed through a combination of cash flows from operations, borrowings under existing credit facilities, issuance of debt and issuance of equity. As a result of the effect of COVID-19, unanticipated pressures may occur on liquidity. In order to manage its exposure to liquidity risk, the Group’s primary goal is to maintain an optimal level of liquidity through an active management of assets and liabilities as well as cash flows. Despite the pandemic, the Group continues to be in regular contact with customers. Also, as at March 31, 2020, the Group has an unused capacity of approximately $22,000,000 under its authorized secured senior revolving credit facility of $60,000,000.
The following table summarizes the carrying amount and the contractual maturities of both the interest and principal portion of significant financial liabilities.

As at	March 31, 2020
	Carrying amount	Total	Less than 1 year	1-2 years	2-5 years	More than 5 years
	$	$	$	$	$	$
Accounts payable and accrued liabilities	28,970	28,970	28,970	—	—	—
Credit Facility	37,615	39,775	1,178	38,597	—	—
Balances of purchase payable, non-interest bearing	15,609	17,006	1,000	3,259	12,747	—
Other (included in long-term debt)	347	347	126	101	120	—
Lease liabilities	13,232	16,091	2,020	2,018	6,464	5,589
	95,773	102,189	33,294	43,975	19,331	5,589

Alithya Group inc. – Consolidated Financial Statements for the years ended March 31, 2020, 2019 and 2018	| 67

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
21. FINANCIAL INSTRUMENTS (CONT’D)

As at	March 31, 2019
	Carrying amount	Total	1 year or less	1-2 years	2-5 years	More than 5 years
	$	$	$	$	$	$
Accounts payable and accrued liabilities	28,162	28,162	28,162	—	—	—
Credit Facility	24,949	29,149	1,493	1,493	26,163	—
Balance of purchase payable, non-interest bearing	3,765	4,100	1,000	1,000	2,100	—
	56,876	61,411	30,655	2,493	28,263	—

Credit risk
Credit risk is the risk of loss due to a counterparty's inability to meet its obligations. At March 31, 2020 and 2019, the Group's credit risk exposure consists mainly of the carrying amounts of cash and short-term deposits held with major Canadian banks, accounts receivable and other receivables, and unbilled revenue. The carrying amounts of financial assets and unbilled revenue represent the maximum credit exposure.
Impairment losses recognized in profit or loss is not significant both in 2020 and 2019.
The credit risk in respect of cash balances and short-term deposits is minimal as they are held with reputable financial institutions.
With respect to accounts receivable and unbilled revenue, the Group is exposed to a concentration of credit risk on significant customers operating in Canada, as identified in note 4. However, this credit risk exposure is mitigated by the relative size and nature of the business carried on by such customers. Also, the Group has a large and diversified client base from clients engaged in various industries, including banks with high credit-rating, government agencies, telecommunications and retails. Historically, the Group has not made any significant write-offs. Notwithstanding the impact of COVID-19, the Group’s credit risk exposure remains relatively low. A substantial portion of accounts receivable and unbilled revenues are with customers who operate in industries for which credit risk has not increased significantly following the pandemic. However, if a key customer experiences financial difficulties or fails to comply with its contractual obligations which may occur as the pandemic continues, this could result in a significant financial loss to the Group.
In order to manage its exposure to credit risk and assess credit quality, the Group established a credit policy under which collection of account receivable is a priority. Each new customer is analyzed individually for creditworthiness before the Group enters into contract. The financial stability and liquidity of customers are assessed on a regular basis, which included the review of default risk associated with the industry in which customers operate. The Group also limits its exposure by setting credit limits when deemed necessary. No significant adjustments were made to allowance for doubtful accounts in connection with this assessment.
For both 2020 and 2019, allowance for doubtful accounts was not significant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
21. FINANCIAL INSTRUMENTS (CONT’D)
Currency risk
The Group is exposed to transactional foreign currency risk to the extent that there is a mismatch between the currencies in which cash, accounts receivables and other receivables, accounts payables and accrued liabilities and borrowings are denominated and the respective functional currencies of Group’s companies. The currencies in which these financial instruments are mainly denominated is USD. Other currencies have no significant impact on the Group’s exposure to currency risk.
The summary quantitative data about the Group’s exposure to currency risk for the significant exchange rates is as follow.

As at	March 31,
	2020	2019
	USD	USD
Cash	891	1,004
Accounts receivable and other receivables	377	80
Accounts payable and accrued liabilities	(944)	(110)
Credit Facility	(14,000)	(18,550)
Net statement of financial position exposure	(13,676)	(17,576)

The following table illustrates the sensitivity of profit and equity in regards to the Group’s financial assets and financial liabilities and the USD/Canadian dollars exchange rate ‘all other things being equal’. It assumes a +/- 8% change of the USD/Canadian dollars exchange rate for the year ended March 31, 2020 (2019: +/-6%). This percentage has been determined based on the average market volatility in exchange rate in the previous twelve months. The sensitivity analysis is based on the Group’s foreign currency financial instruments held at each reporting date

			Profit or loss
Effect in Canadian dollar			Strengthening	Weakening
As at March 31, 2020
USD	8%	Movement	(1,087)	1,087
As at March 31, 2019
USD	6%	Movement	(1,115)	1,115
Fair Value of Financial Instruments
Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the significance of the inputs used in making the measurements. The fair value hierarchy has the following levels:
•Level 1 - Valuation based on quoted prices observed in active markets for identical assets or liabilities.
•Level 2 - Valuation techniques based on inputs that are quoted prices of similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices used in a valuation model that are observable for that instrument; and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•Level 3 - Valuation techniques with significant unobservable market inputs. A financial instrument is classified at the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
21. FINANCIAL INSTRUMENTS (CONT’D)
The fair value of the long-term debt is estimated by discounting expected cash flows at rates that would be currently offered to the Group for debts of the same remaining maturities and conditions (level 2). For both 2020 and 2019, the Group has determined that the fair value of the Credit Facility and the balance of purchase payable are not significantly different than their carrying amount of approximately $37,615,000 and $15,609,000 as at March 31, 2020, respectively ($24,949,000 and $3,765,000 as at March 31, 2019, respectively).
22. CAPITAL DISCLOSURES
The Group's capital consists of cash, short-term deposits, restricted cash, long-term debt and total shareholders’ equity. The Group's main objectives when managing capital are:
•to provide a strong capital base in order to maintain shareholder, creditor and stakeholder confidence and to sustain future growth development of the business;
•to maintain a flexible capital structure that optimizes the cost of capital at acceptable risk and preserves the ability to meet financial obligations;
•to ensure sufficient liquidity to pursue its organic growth strategy and undertake selective acquisitions; and
•to provide a rewarding return on investment to shareholders.
In managing its capital structure, the Group monitors performance throughout the year to ensure anticipated working capital requirements and maintenance capital expenditures are funded from operations, available cash and, where applicable, bank borrowings. Alithya manages its capital structure and may make adjustments to it, in order to support the broader corporate strategy or in response to changes in economic conditions and risk. In order to maintain or adjust its capital structure, the Group may purchase shares from existing shareholders, issue new shares, issue new debt, issue new debt to replace existing debt (with different characteristics), or reduce the amount of existing debt. Total capital as at March 31, 2020 and 2019 is calculated as follows:

As at	March 31,
	2020	2019
	$	$
Cash	(8,810)	(12,801)
Short-term deposits	—	(1,324)
Restricted cash	(2,212)	(2,165)
Current portion of long-term debt	1,143	1,000
Long-term debt	52,086	27,305
Share capital	195,335	186,861
Deficit	(78,780)	(39,113)
Accumulated other comprehensive income	6,123	1,469
Contributed surplus	4,691	2,239
	169,576	163,471

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
22. CAPITAL DISCLOSURES (CONT’D)
The Group monitors capital using a number of financial metrics, including but not limited to:
•the senior debt to adjusted EBITDA (as defined further herein) ratio, defined as senior debt to 12-month trailing adjusted EBITDA (as defined in the Credit Facility);
•the total debt to adjusted EBITDA ratio, defined as total debt to 12-month trailing adjusted EBITDA; and
•the fixed charge coverage ratio, defined as adjusted EBITDA minus taxes, distributions and capital expenditures to aggregate interest expense and regular scheduled principal repayments.
The Group uses Operating income, Adjusted EBITDA (defined as earnings before interest, income taxes, depreciation, amortization, share-based compensation and non-recurring costs) and Free Cash Flow (defined as operating cash flows less additions to P&E and additions to intangibles other than business combinations) as measurements to monitor operating performance. EBITDA and Free Cash Flow, as presented, are not recognized for financial statement presentation purposes under IFRS, and do not have a standardized meaning. Therefore, they are not likely to be comparable to similar measures presented by other entities.
The continued availability of the Credit Facility is subject to the Group’s ability to maintain certain senior debt, debt service and fixed charge coverage covenants, as well as other affirmative and negative covenants, including certain limitations of distributions in the form of dividends or equity repayments in any given fiscal year, as set out in the credit agreement.
The Group is subject to financial covenants pursuant to the credit facility agreement, which are measured on a quarterly basis. The covenants are senior debt to adjusted EBITDA, total debt to adjusted EBITDA and fixed charge coverage ratios. The Group was in compliance with all such covenants at March 31, 2020 and 2019.
23. SUBSEQUENT EVENTS
COVID-19
COVID-19 has created unprecedented uncertainty in the global economy and to Alithya’s business, most of its customers not being much impacted while others facing significant challenges. Of note, the Group and many of its customers operate in sectors which have been declared to be essential or priority services by the Quebec and Ontario governments.
The Group continues to take measures to protect the health and safety of its employees, work with its customers to minimize potential disruptions and address the challenges and opportunities posed by this global pandemic. The Group and its employees have transitioned to working remotely, relatively seamlessly, allowing Alithya to continue supporting its customers without material disruption.
This outbreak has had impacts on Alithya’s business, with disruptions to its operations, including temporary office closures, reduced activity with certain clients, slower procurement decisions in some cases, and possible changes to customers’ spending and investment priorities.
While the extent and the duration of the impacts of COVID-19 remain uncertain, the Group has to date implemented several measures to protect its financial position and preserve liquidity, and strict cost containment measures including management salary reductions, and reduced work weeks and temporary layoffs for a limited number of employees, some of which have returned to normal as of today.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED MARCH 31, 2020, 2019 AND 2018
(Tabular amounts are in thousands of Canadian dollars, except share and per share data in tables)
23. SUBSEQUENT EVENTS (CONT’D)
Government programs
As a result of the COVID-19 pandemic, on May 5th, 2020, certain US subsidiaries of the Company were accepted under the PPP of the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") administered by the U.S. Small Business Administration ("SBA") and entered into unsecured promissory notes (the "Notes") in the aggregate principal amount of US$6,300,000 ($8,900,000). The Notes have a term of five years at an interest rate of 1% per annum, with a deferral of payments for the initial six months of the loan, with respect to any portion of the Notes which is not forgiven as described below.
Under the terms of the CARES Act, PPP loan recipients can apply for forgiveness for all or a portion of loans granted under the PPP. Such forgiveness will be determined, subject to limitations and ongoing rule making by the SBA, based on the timely use of loan proceeds for payroll costs, including payments required to continue group health care benefits, and certain rent, utility, and mortgage interest costs and the maintenance of employee and compensation levels. While there is no assurance the Company will obtain forgiveness of the PPP loan in whole or in part, the Company intends to use the proceeds of the Notes for qualifying expenses.
Certain subsidiaries within the Group have applied for COVID-19 financial relief in Canada under the Canada Emergency Wage Subsidy (“CEWS”) program. The CEWS program is a wage subsidy program launched by the Canadian federal government to qualifying employers to subsidize payroll costs during the COVID-19 pandemic. The qualified subsidy amounts received under the CEWS program are non-repayable. In June 2020, the subsidiaries applied for $1,471,000 of subsidy funding under the CEWS program for the period of March 15, 2020 to May 9, 2020, of which $446,000 was recorded as of March 31, 2020.
Alithya Consulting SAS, a subsidiary located in France, received approximately €170,000 ($260,000) pursuant to the French government’s partial activity program, representing two months of salary assistance. The program is subject to certain annual limits per employee.

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